UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ARKANSAS BEST CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARKANSAS BEST

CORPORATION

Notice of

Annual Meeting

&

Proxy Statement

2011

ARKANSAS BEST

CORPORATION

Notice of
Annual Meeting of Stockholders
Arkansas Best Corporation

To Be Held on April 21, 2011

To the Stockholders of Arkansas Best Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of Arkansas Best Corporation (the “Company”) on Thursday, April 21, 2011 at 8:00 a.m. (CDT) at the principal offices of the Company located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. In addition to this notice, enclosed are a proxy card and a proxy statement containing information about the following matters to be acted upon at the meeting:

I.	To elect five directors for a one-year term to expire at the 2012 Annual Meeting of Stockholders;

II.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

III.	To conduct an advisory vote on executive compensation;

IV.	To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

V.	To act upon such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.

Only stockholders of record at the close of business on February 22, 2011 are entitled to notice of and to vote at the meeting or any adjournment(s) or postponement(s) thereof. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card or follow the instructions on the proxy card and vote by Internet or by telephone as promptly as possible. It is important that your shares be represented at the meeting.

The Board of Directors urges you to sign and date your enclosed proxy card and promptly return it in the enclosed pre-addressed, postage-paid envelope or follow the instructions on the proxy card and vote by Internet or by telephone, even if you are planning to attend the meeting. Many of the Company’s stockholders hold their shares in “street-name” in the name of a brokerage firm or bank. If you hold your shares in “street-name,” please note that only your brokerage firm or bank can sign a proxy on your behalf. Accordingly, you must provide voting instructions to your brokerage firm or bank in order for your shares to be voted on any matter on which your brokerage firm or bank does not have discretionary authority to vote for you. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy considering the recommendations of the Board which are described in this Proxy Statement.

Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you will not be permitted to vote in person at the meeting unless you first obtain a legal proxy issued in your name from the record holder.

By Order of the Board of Directors, February 25, 2011.

Robert A. Young III	Judy R. McReynolds
Chairman of the Board	President–Chief Executive Officer

3801 OLD GREENWOOD ROAD / P.O. BOX 10048 / FORT SMITH, ARKANSAS 72917-0048 / 479-785-6000

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ARKANSAS BEST

CORPORATION

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

To Be Held on April 21, 2011

The proxy statement, proxy card and 2010 Annual Report on Form 10-K to stockholders are available at www.arkbest.com.

The 2011 Annual Meeting of Stockholders of Arkansas Best Corporation (the “Company”) will be held on Thursday, April 21, 2011 at 8:00 a.m. (CDT) at the principal offices of the Company located at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903. To obtain directions to attend the Annual Meeting and to vote in person, contact the Company’s Investor Relations Department at toll-free telephone number 800-961-9744, email address invrel@arkbest.com or through the Company Web site www.arkbest.com.

The matters intended to be acted upon at the Annual Meeting are:

I.	Election of five directors for a one-year term to expire at the 2012 Annual Meeting of Stockholders;

John W. Alden

Frank Edelstein

William M. Legg

Judy R. McReynolds

Robert A. Young III

II.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011;

III.	Advisory vote on executive compensation;

IV.	Advisory vote on the frequency of holding future advisory votes on executive compensation; and

V.	Consideration of such other matters as may properly be brought before the meeting affecting the business and affairs of the Company.

The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board, “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm, “FOR” the approval of the compensation of the Company’s Named Executive Officers, and “FOR” the approval of an annual advisory vote on executive compensation.

The following proxy materials are being made available at the Web site location specified above:

•                  The proxy statement for the 2011 Annual Meeting of Stockholders

•                  The 2010 Annual Report on Form 10-K

•                  The form of proxy card being distributed to stockholders in connection with the 2011 Annual Meeting of Stockholders

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ARKANSAS BEST

CORPORATION

Proxy Statement

This Proxy Statement is furnished to the stockholders of Arkansas Best Corporation (“ABC” or the “Company”) in connection with the solicitation of proxies on behalf of the ABC Board of Directors (the “Board”) to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on April 21, 2011 at 8:00 a.m. (CDT) at the principal offices of the Company for the purposes set forth in this Proxy Statement. This Proxy Statement, the Notice of Annual Meeting, the related proxy card, and the 2010 Annual Report on Form 10-K to Stockholders are being mailed to stockholders beginning on or about March 11, 2011. ABC’s principal place of business is at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, and its telephone number is 479-785-6000.

Record Date

The Board has fixed the close of business on February 22, 2011 as the record date for the 2011 Annual Meeting. Only stockholders of record on that date are entitled to vote at the meeting in person or by proxy.

Proxies

Registered stockholders may vote their shares of Common Stock by proxy or in person at the meeting. To vote by proxy, registered stockholders must either: (i) visit the Web site designated on the proxy card to submit their proxy on the Internet; (ii) call the toll-free number set forth on the proxy card to submit their proxy telephonically; or (iii) mail their signed and dated proxy card in the envelope provided. Beneficial stockholders should follow the instructions that they receive from their bank, broker or other nominee to have their shares voted.

The proxies named on the enclosed proxy card were appointed by the Board to vote the shares represented by the proxy card. Upon receipt by the Company of either a submitted Internet or telephone vote or a properly signed and dated proxy card, the shares represented thereby will be voted in accordance with the stockholder’s instructions. If a stockholder does not vote either by Internet, telephone or returning a signed proxy card, his or her shares cannot be voted by proxy. Stockholders voting by returning a paper proxy card are urged to mark the ovals on the proxy card to show how their shares are to be voted. If a stockholder returns a signed proxy card without marking the ovals, the shares represented by the proxy card will be voted as recommended by the Board herein and in the proxy card. The proxy also confers discretionary authority to the proxy holders to vote on any other matter not presently known to the Company that may properly come before the meeting.

Registered stockholders may revoke their proxy at any time before the shares are voted at the 2011 Annual Meeting by: (i) timely submitting a proxy with new voting instructions, using the Internet or telephone voting system; (ii) voting in person at the 2011 Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not revoke any previously submitted proxy; (iii) timely delivery of a valid, duly executed proxy card bearing a later date; or (iv) delivery of written notice of revocation to the Secretary of the Company at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, by 5:00 p.m. (CDT), on or before Wednesday, April 20, 2011. Beneficial stockholders may change their votes by submitting new voting instructions to their bank, broker or other nominee in accordance with that entity’s procedures.

Voting Shares

On the record date, there were 25,409,410 shares of the Company’s Common Stock outstanding and entitled to vote (“Common Stock”). Each share of Common Stock is entitled to one vote. The holders in person or by proxy of a majority of the total number of shares of Common Stock shall constitute a quorum for purposes of the 2011 Annual Meeting. If stockholders holding the number of shares of Common Stock necessary for a quorum shall fail to be present in person or by proxy at the time and place fixed for any meeting, the holders of a majority of the shares entitled to vote who are represented in person or by proxy may adjourn the meeting from time to time, until a quorum is present, and at any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. Votes are tabulated by the inspector of elections, Wells Fargo Bank, N.A.

If you hold your shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange. For Proposal II (Ratification of Appointment of Independent Registered Public Accounting Firm) to be voted on at the annual meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also nondiscretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal I (Election of Directors), Proposal III (Advisory Vote on Executive Compensation) and Proposal IV (Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker nonvote” results. Although any broker nonvote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to nondiscretionary matters.

Abstentions occur when stockholders are present at the annual meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.

Election of Directors. Directors are elected by a plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote on the election of directors. Under Delaware law, votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker nonvotes will not be taken into account in determining the outcome of the election.

Other Matters.  The required vote to approve any matter other than the election of directors is the affirmative vote by the holders of a majority of the total number of shares of Common Stock present in person or by proxy and entitled to vote on the matter.

Proposal II.  With respect to Proposal II, the ratification of the appointment of the Company’s independent registered public accounting firm, an abstention is treated as entitled to vote and, therefore, has the same effect as voting “against” the proposal.

Proposals III and IV.  With respect to Proposals III and IV, an abstention is treated as entitled to vote and, therefore, has the same effect as voting “against” such proposal. For purposes of Proposals III and IV, broker nonvotes are not treated as entitled to vote and, therefore, are not counted for purposes of determining whether a majority has been achieved. Proposals III and IV are nonbinding advisory votes. However, the Board and the Compensation Committee will consider the outcome of the vote on Proposal III when considering future executive compensation decisions. In addition, with respect to Proposal IV, the Board intends to implement the voting frequency which receives the largest number of affirmative votes at the Annual Meeting.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card will be voted for the election of each of the director nominees; the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011; for the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers; and for the approval, on an advisory basis, of an annual advisory vote on executive compensation.

Proposal I. Election of Directors

The Board of Directors recommends a vote “FOR” Proposal I.

The Board is currently divided into two classes of directorships, with members of the Company’s Board of Directors (“Directors”) in each class serving staggered three-year terms. The Board currently consists of eight members: six members whose terms will expire at the 2011 Annual Meeting and two Class II members whose terms will expire at the 2012 Annual Meeting. Following the 2011 Annual Meeting, there will be one vacancy on the Board resulting from the expiration of Alan Zakon’s term on the Board. The Board is currently searching for a candidate to fill this vacancy.

As a result of the amendment to the Company’s certificate of incorporation approved by stockholders at the 2009 annual meeting of stockholders, the Board is in the process of being declassified. As a result, beginning with the 2010 Annual Meeting, each expiring class of Directors is elected for a one-year term, such that by the Company’s 2012 Annual Meeting all Directors will be elected annually for one-year terms.

The Board has designated John W. Alden, Frank Edelstein, William M. Legg, Judy R. McReynolds and Robert A. Young III as nominees for election as Directors of the Company at the Annual Meeting (each a “Nominee”). Each Nominee is currently a Director of the Company. Of the Nominees, each of Messrs. Alden, Edelstein and Young currently serves a one-year term, and Mr. Legg and Ms. McReynolds currently serve as Class I directors serving a three-year term. Each Nominee currently serves a one-year term. If elected, each Nominee will serve until the expiration of his/her term at the Annual Meeting in 2012 and until his/her successor is elected and qualified or until his/her earlier death, resignation or removal from office.

Each Nominee has indicated his/her willingness to serve as a member of the Board, if elected. If, for any reason not presently known, any of Messrs. Alden, Edelstein, Legg, Young or Ms. McReynolds are unable or unwilling to serve if elected, your proxy card may be voted for the election in his/her stead of a substitute nominee designated by the Board or a committee thereof, unless the proxy withholds authority to vote for the Nominee.

Assuming the presence of a quorum, to be elected, a Nominee must receive the affirmative vote of the holders of a plurality of the shares of Common Stock voted on Proposal I, in person or by proxy, at the 2011 Annual Meeting. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy card will be voted for the election of each of the Nominees.

Directors of the Company

The following information relates to the Nominees named above and to the other persons whose terms as Directors will continue after the 2011 Annual Meeting. The information includes the publicly traded company directorships and certain other directorships held by each Director for the past five years, and the specific experience, qualifications, attributes and skills that each Director possesses that led to the conclusion that the person should serve as a Director of the Company. There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

Nominees for Election at the 2011 Annual Meeting, Term Will Expire at the 2012 Annual Meeting

JOHN W. ALDEN, age 69, has been a Director of the Company since May 2005. Mr. Alden retired as Vice Chairman of United Parcel Service of America, Inc. (“UPS”) in 2000. From 1988 until his retirement from UPS, he served as a Director of UPS. Mr. Alden worked for UPS for 35 years in various capacities. Currently, Mr. Alden is also a Director of Barnes Group, Inc., Dun & Bradstreet Corporation and Silgan Holdings, Inc.

Key Attributes, Experience and Skills

As Vice Chairman and Senior Vice President–Business Development of UPS, Mr. Alden led a global public transportation company and served on a public company board. Through his 35 years at UPS, he gained expertise in the areas of sales and marketing, operations, customer service, management, senior management, business development, and public company board strategic planning and oversight. Mr. Alden, a member of the Board’s Compensation Committee and Nominating/Corporate Governance Committee, brings considerable board experience with his having served on numerous boards over the past 20 years.

FRANK EDELSTEIN, age 85, has been a Director of the Company since November 1988 and was Lead Independent Director of the Board from July 2004 to February 2009. Mr. Edelstein currently provides consulting services to Kelso & Company, Inc., a private equity firm. Mr. Edelstein served as a Vice President of Kelso & Company, Inc. from 1986 to March 1992. Prior to 1986, he served as Chairman and President of International Central Bank & Trust Company and CPI Pension Services, Inc., as well as Senior Vice President, Financial Services Group, at Continental Insurance Corporation. He also has held positions as Corporate Vice President of Automatic Data Processing, Inc. and Executive Vice President of Olivetti Corporation of America and is a former Director of DineEquity, Inc. Mr. Edelstein is also a Director of Ceradyne, Inc.

Key Attributes, Experience and Skills

Mr. Edelstein has held senior management positions, including president, in several public companies and subsidiaries and brings significant banking, investment, and merger and acquisition experience to the Board. With more than 20 years of transportation experience, he has served as audit committee chairman and lead director for several public companies, including Arkansas Best Corporation. His ability to analyze and evaluate key corporate programs and senior management, along with his problem-solving skills and trucking experience, are among Mr. Edelstein’s areas of expertise. Mr. Edelstein currently serves on the Board’s Audit Committee and Nominating/Corporate Governance Committee.

WILLIAM M. LEGG, age 66, has been a Director of the Company since April 2002. He retired from Deutsche Banc Alex.Brown (“Alex.Brown”), an investment banking firm, as Managing Director in 2002. During his 31 years at Alex.Brown, he served as Head of Alex.Brown’s Transportation Group and Co-Head of Alex.Brown and Sons, Inc.’s Corporate Finance Department. Mr. Legg and his group executed initial public offerings for many logistics companies including: Viking Freight, MS Carriers, Werner Enterprises, J.B. Hunt, Swift, Old Dominion, CH Robinson, and Hub Group. Mr. Legg worked on transportation-related transactions for Deutsche Post, PepsiCo, ARA Services, Transport Development Group and the Company. Mr. Legg earned a B.A. from Trinity College and an M.B.A from Loyola College. Prior to joining Alex.Brown in 1971, he served as an officer in the United States Navy.

Key Attributes, Experience and Skills

Mr. Legg brings to the Board significant investment banking experience, including finance, private equity, merger and acquisition, capital structure and strategic planning. His contributions to the Board include in-depth knowledge of transportation companies and industry subsets. His years in finance and trucking-related investment banking bring valuable analytical transportation knowledge to the Board. Mr. Legg has experience in executive compensation, governance, and director nomination matters. He is the Board’s Compensation Committee Chairman and is a member of the Nominating/Corporate Governance Committee.

JUDY R. MCREYNOLDS, age 48, has been a Director of the Company and President and Chief Executive Officer since January 1, 2010. She served as Senior Vice President–Chief Financial Officer and Treasurer from February 2006 through December 2009. She was Vice President–Controller of ABC from January 2000 until January 31, 2006. She previously served as the Controller of the Company from July 1998 until December 1999. Ms. McReynolds joined the Company as Director of Corporate Accounting in June 1997.

Key Attributes, Experience and Skills

As the only member of the Company’s senior management who serves on the Board of Directors, Ms. McReynolds provides significant industry-specific experience and unique expertise on both Arkansas Best Corporation and ABF Freight System, Inc. services, resulting from a 13-year tenure with the Company and 21 years of financial experience in the less-than-truckload (“LTL”) and truckload trucking industry.  Her experience as Chief Financial Officer, controller, CPA, and currently as Chief Executive Officer have contributed to the Board’s insights in LTL and truckload transportation knowledge, labor and pension matters, investment and corporate banking, financial analysis, appropriate capital structures, and stockholder value.

ROBERT A. YOUNG III, age 70, has been a Director of the Company since 1970 and Chairman of the Board since July 2004. He was Chief Executive Officer of the Company from August 1988 until his retirement in January 2006. He was President from 1973 to 2004 and was Chief Operating Officer from 1973 to 1988. Mr. Young served as President of ABF Freight System, Inc. (“ABF”), the Company’s largest subsidiary, from 1979 to 1994. Between 1964 and 1973, he worked as Supervisor of Terminal Operations for ABF; Vice President–General Manager of Data-Tronics Corp., a Company subsidiary; Senior Vice President–National Bank of Commerce of Dallas; and as Vice President, Finance and Executive Vice President of the Company. Mr. Young was a Director of Treadco, Inc. from June 1991 to June 1999. Treadco, Inc. was a publicly held company from 1991 to 1999. The Company owned more than 40% of the outstanding stock of Treadco, Inc. from 1991 to 1999, when the Company purchased all remaining outstanding stock via a tender offer. Substantially all operations of Treadco were disposed of in 2000.

Key Attributes, Experience and Skills

Serving Arkansas Best Corporation and ABF Freight System, Inc. in executive and Board positions over the past four decades, Mr. Young has become an acknowledged leader in transportation and finance. He has been a member of the Board of the Federal Reserve Bank of St. Louis, Little Rock Branch since July 2004. After 47 years in the trucking industry and 40 years on the ABC Board of Directors, he provides strong leadership through his background in LTL transportation, mergers and acquisitions, investment banking, private equity, labor, and personnel selection and evaluation.

CLASS II – Term Will Expire at the 2012 Annual Meeting, at which time the declassification of the Board will be complete

FRED A. ALLARDYCE, age 69, has been a Director of the Company and the Board’s Audit Committee Financial Expert since February 2004. Mr. Allardyce has been Chairman and Chief Executive Officer of Advanced Breath Diagnostics since March 2000 and Chairman of Monitor Instruments since September 2000. Advanced Breath Diagnostics is a development-stage medical diagnostic company and Monitor Instruments is a development-stage scientific instrument company. From 1977 through 1999, he was employed by American Standard Inc., a publicly traded company, where he served in the following positions: Senior Vice President–Medical Products from January 1998 until November 1999; Chief Financial Officer from 1992 to 1997; Controller from 1983 to 1991; and Assistant Controller from 1977 to 1982. He also served in various financial-related capacities for Joseph E. Seagram & Sons from 1972 to 1977 and at Continental Oil Company from 1965 to 1972. Mr. Allardyce earned a B.A. in Economics from Yale University and an M.B.A. from the University of Chicago Graduate School of Business, where he was the recipient of the Institute of Professional Accountants Fellowship. Mr. Allardyce was chairman in fiscal 1999-2000 of Financial Executives International, a 15,000-member organization of financial leaders.

Key Attributes, Experience and Skills

Mr. Allardyce has extensive accounting and auditing experience in public and private organizations and has a strong background in financial controls and reporting, financial management, financial analysis, acquisitions, entrepreneurship and investment banking, including finance and private equity. A former chief financial officer and controller of a public company, his skills also include preparing financial reports, maintaining internal controls, and overseeing financial reporting. Mr. Allardyce is Chairman of the Board’s Audit Committee and is the Audit Committee’s Financial Expert.

JOHN H. MORRIS, age 67, has been a Director of the Company since July 1988 and was a Director of Treadco, Inc. from June 1991 to June 1999. Mr. Morris was affiliated with StoneCreek Capital, a private equity firm, from 1992 to 2008. Mr. Morris served as a Managing Director of Kelso & Company, Inc., a private equity firm, from March 1989 to March 1992; was a General Partner from 1987 to March 1989; and prior to 1987, was a Vice President. Prior to 1985, Mr. Morris was President of LBO Capital Corp. Previous work experience includes Booz, Allen and Hamilton; three years with the First National Bank of Atlanta; and nine years with Touche Ross & Co., a predecessor of Deloitte and Touche, as a management consultant. After leaving Touche Ross, he joined Kelso & Company, a boutique private equity firm in 1982. While with Kelso, he was responsible for several large buyouts, including Spectramed, IHOP, Arkansas Best Corporation, and Landstar Systems, and served on the committee that approved all Kelso acquisitions.

Mr. Morris is a previous trustee of the Georgia Tech Foundation and previous member of the President’s Advisory Board of Georgia Institute of Technology (Georgia Tech). Mr. Morris’ public corporate experience includes, in addition to Arkansas Best Corporation and Treadco, Inc., Spectramed, Inc. and Landstar Systems. He has also served on numerous private company boards and on the Board of Directors of the Alzheimer’s Association of Orange County, California. Mr. Morris received a Bachelor of Industrial Engineering degree from Georgia Tech and an M.B.A. in Finance from Georgia State University. He received a CPA Certificate from the State of Georgia in 1974. Additionally, he is a member of Georgia Tech’s Industrial and Systems Engineering School (ISyE) Hall of Fame and the ISyE Academy of Distinguished Alumni. Mr. Morris was honored with the College of Engineering Distinguished Alumnus Award in 1996 and elected to the Georgia Tech College of Engineering Hall of Fame in 2010.

Key Attributes, Experience and Skills

Mr. Morris has extensive experience in mergers and acquisitions including the analysis of acquisitions, private equity investing and business structure. He has other public transportation company-related board service as described above. Knowledgeable in investment banking and LTL transportation, Mr. Morris has provided consulting services to companies over the past 11 years and has been involved in more than 40 acquisitions. Currently Chairman of the Board’s Nominating/Corporate Governance Committee and a member of the Compensation Committee, Mr. Morris’ Board expertise also includes the area of executive and director compensation, corporate governance, director nominations, and audit.

Governance of the Company

Board Leadership Structure

The Company has separated the positions of Chairman of the Board and Chief Executive Officer. The Company believes this separation allows the individuals serving in these positions to effectively utilize their skills and time on behalf of the Company. Robert A. Young III, who brings more than 40 years of  LTL transportation, finance and board experience to the Board, serves as nonemployee Chairman of the Board and leads the Board in its governance role. Judy R. McReynolds brings significant LTL and truckload experience to her day-to-day leadership role as Chief Executive Officer. For complete business biographical information on Mr. Young and Ms. McReynolds, see “Directors of the Company.” Because Mr. Young, as Chairman, qualifies as an independent director under NASDAQ requirements, the Company does not have a Lead Independent Director.

The business of the Company is managed under the direction of the Board of Directors. There are eight members of the Board of Directors. The three standing Board committees – the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee – are an integral part of the Company’s Board leadership structure. These committees, of which all members are independent Directors, are discussed in more detail under “Committees of the Board” below. The leadership structure includes an experienced management team, upon whose advice, reports and opinions the Board relies. The Board also relies on the advice of counsel, accountants, executive compensation consultants, auditors and other expert advisors.

The size of the Board and the different types of corporate and transportation backgrounds of the members of the Board allow for timely, effective action in the rapidly evolving trucking industry. See “Key Attributes, Experience and Skills” for each Director under “Directors of the Company.”

A robust committee framework sustains a line of communication among directors and with management. Regularly scheduled management reports and presentations, based on operational, financial, legal and risk management aspects of the Company’s operations, provide vital information to the Board. Directors have complete access to the Chief Executive Officer and other members of senior management.

The Board meets on a regularly scheduled basis five times a year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when Board action is required between scheduled meetings. The Board met seven times during 2010. During 2010, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he/she was a Director. The Nominating/Corporate Governance Committee has determined that a majority of the members of the Company’s Board of Directors are independent pursuant to applicable NASDAQ independence standards. Independent Directors are Messrs. Alden, Allardyce, Edelstein, Legg, Morris, Young and Zakon. Independent Directors met in executive session five times in 2010.

It is the Company’s policy that all members of its Board of Directors attend each annual meeting of its stockholders, except when illness or other personal matters prevent such attendance. All eight members of the Company’s Board at the time of the 2010 Annual Meeting attended the 2010 Annual Meeting.

Board’s Role in Risk Oversight

The Board believes that the current management structure facilitates risk oversight by combining experienced leadership with independent review by the Board and committees. Potential risk factors that are monitored through this structure include financial, operational, technological, disaster, environmental, legal and regulatory, fraud/corruption, employment practices, reputational, and legislative areas. Risk factors may present themselves on any of the multiple levels of the Company. The Board is regularly informed through committee reports of each committee’s activities in overseeing risk management within their respective areas of oversight responsibility.

The Audit Committee directly oversees risk management relating to financial reporting and public disclosure and the steps management has taken to monitor and control those exposures. In addition, the Audit Committee is responsible for the oversight of general financial risk matters. The Audit Committee meets regularly with financial management, including the Chief Financial Officer and the Vice President–Controller, as well as our external auditors, Ernst & Young, and our Chief Audit Executive. In addition, the Company’s Risk Management Committee, which consists of several members of senior management, provides periodic reports to the Audit Committee of its activities in various risk management areas, and the Chairman of the Risk Management Committee makes presentations to the Audit Committee from time to time regarding various risk or potential risk matters. The Audit Committee also requests and receives from time to time presentations regarding other potential risk areas, including those related to information technology.

The Compensation Committee is responsible for oversight of risk related to executive compensation. Additionally, the Compensation Committee is responsible for oversight of risk for the Company’s compensation policies and practices for all employees. Management has evaluated the Company’s compensation policies and practices for all employees, including the Named Executive Officers (listed under “Compensation, Discussion & Analysis” below) and nonexecutive officers. The evaluation included consideration of whether any of the Company’s compensation policies and practices, including incentive plans, create risks that are reasonably likely to have a material adverse effect on the Company. The primary responsibility for the Company’s evaluation was assigned to the Company’s Risk Management Committee, which includes as its members the Vice President responsible for the Risk Management Department, the Vice President–General Counsel, the Vice President–Chief Financial Officer, the Senior Vice President–Tax and Chief Audit Executive and the Vice President–Controller, as well as other executives. Based on management’s evaluation, including the specific process completed by the Company’s Risk Management Committee, management concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. Management’s evaluation, including the conclusions reached by the Company’s Risk Management Committee, was discussed with the Compensation Committee.

The information used by management and the Company’s Risk Management Committee and provided to the Compensation Committee included a framework of potential risk factors for the various compensation plans and identified how the Company’s existing processes and compensation programs mitigate those risks. Mitigating factors for potential risks identified included:

•                  a combination of short and long-term compensation;

•                  a combination of equity and cash-based compensation;

•                  multiple performance metrics;

•                  robust financial control policies and audit practices;

•                  benefit caps for all plans;

•                  clawback policy;

•                  vesting periods for equity awards;

•                  stock ownership requirements for senior officers;

•                  approval of performance criteria, as well as performance results by the Compensation Committee that consists of only independent directors; and

•                  review of peer groups by an independent compensation consultant and the Compensation Committee.

The most recent management evaluation was provided to the Compensation Committee in January 2011. Based on the information provided and the committee’s knowledge of the compensation policies and practices of the Company, the Compensation Committee concluded that the risks arising from the Company’s compensation plans and practices are not reasonably likely to have a material adverse effect on the Company.

The Nominating/Corporate Governance Committee is responsible for overseeing risks associated with corporate governance and reviews corporate governance matters at least once a year. In connection with this responsibility, the Nominating/Corporate Governance Committee annually reviews the Company’s Corporate Governance Guidelines and their implementation.

Committees of the Board

The Board has established Audit, Compensation, Nominating/Corporate Governance, and Qualified Legal Compliance committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members, and the number of meetings held during 2010 are described below.

Audit Committee. Among the responsibilities of the Audit Committee contained in its charter are: (i) assisting the Board in overseeing matters involving the accounting, auditing, financial reporting, and internal control functions of the Company; (ii) being directly responsible for the appointment, termination, and oversight of the independent registered public accounting firm for the Company; (iii) responsibility for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and (iv) implementing the Company’s policy regarding the review and approval of any “related person transaction” as required pursuant to Securities and Exchange Commission (“SEC”) Regulation S-K, Item 404. Pursuant to the Audit Committee Charter, the Audit Committee reviews, approves or ratifies all related person transaction issues brought to its attention. Annually, as part of the Company’s proxy preparation, all Directors and executive officers who are subject to related person transaction disclosure are instructed to report in writing any such transactions to the Company; and further, they are reminded of their obligation to report to the Company any such transactions that may be planned or subsequently occur.

Messrs. Allardyce (Chair), Edelstein and Zakon are currently members of the Audit Committee. The Nominating/Corporate Governance Committee has determined that each member of the Audit Committee meets all applicable SEC and NASDAQ independence standards. Mr. Allardyce is the Board-designated “Audit Committee Financial Expert.” The Audit Committee met seven times during 2010. The Audit Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

Compensation Committee. The Compensation Committee is responsible for reviewing executive management compensation. The Compensation Committee’s current members are Messrs. Legg (Chair), Alden and Morris. The Nominating/Corporate Governance Committee has determined that each member of the Compensation Committee meets applicable NASDAQ independence standards and IRC Section 162(m) nonemployee director requirements. The Compensation Committee met seven times in 2010. The Compensation Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

The Board has designated the Compensation Committee to also serve as the Stock Option Committee for the Company’s stock option plans. The Stock Option Committee administers the Company’s 1992 Incentive Stock Option Plan, 2000 Non-Qualified Stock Option Plan, and 2002 Stock Option Plan. The Compensation Committee also has authority to make and administer awards under the 2005 Ownership Incentive Plan.

The Compensation Committee has determined and reviewed the value and forms of compensation for Named Executive Officers and other officers based on the committee members’ knowledge and experience; competitive proxy and market compensation information; periodic review and analysis from an independent compensation consultant retained by, and which reports directly to, the Compensation Committee; and management recommendations.

The Compensation Committee directly engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consulting firm in 2010. Meridian reviewed executive compensation practices, including executive compensation design issues, market trends, and technical considerations and provided ongoing consulting assistance to the Compensation Committee throughout the year. Other than executive compensation consulting, Meridian does not provide any other services to the Company.

The Compensation Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the consultant and evaluates the consultant periodically. The Compensation Committee also approves the fees paid to its independent compensation consultant.

The Compensation Committee does not delegate its authority to review and determine the forms and values of the various elements of compensation for Named Executive Officers. The Compensation Committee does delegate to Company management the implementation and record-keeping functions related to the various elements of compensation it has approved.

Nominating/Corporate Governance Committee. The current members of the Nominating/Corporate Governance Committee are Messrs. Morris (Chair), Alden, Edelstein and Legg. The Nominating/Corporate Governance Committee has determined that each member of the committee is independent, as independence is defined in applicable NASDAQ independence standards. The Nominating/Corporate Governance Committee’s responsibilities include: (i) identifying individuals believed to be qualified to become Directors and to select and recommend to the Board for its approval the nominees to stand for election as Directors by the stockholders or, if applicable, to be appointed to fill vacancies on the Board; (ii) determining appropriate compensation for Directors; (iii) recommending any changes regarding size, structure, composition, processes and practices of the Board; (iv) reviewing the independence of Directors and assessing if members are meeting the applicable independence standards required to serve on the various Board committees; (v) reviewing the Company’s corporate governance standards; and (vi) making recommendations regarding succession planning for the Chief Executive Officer of the Company. Meridian consults with the Nominating/Corporate Governance Committee regarding the value and forms of compensation for Directors. The Nominating/Corporate Governance Committee held six meetings in 2010. A current copy of the Nominating/Corporate Governance Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

In recommending nominees for the Board, the Nominating/Corporate Governance Committee considers any specific criteria the Board may request from time to time and such other factors as it deems appropriate. These factors may include any special training or skill, experience with businesses and other organizations of comparable size and type, experience or knowledge with businesses or organizations that are particularly relevant to the Company’s current or future business plans, financial expertise, the interplay of the candidate’s experience with the experience of the other Directors, sufficient time to devote to the responsibilities of a director, freedom from conflicts of interest or legal issues, and the extent to which, in the Nominating/Corporate Governance Committee’s opinion, the candidate would be a desirable addition to the Board.

Diversity is taken into account when determining how the candidates’ qualities and attributes would complement the other Directors’ backgrounds. Type of advanced studies and certification, type of industry or aspect of transportation experience, area of corporate experience and gender, among other factors, are taken into consideration. The Nominating/Corporate Governance Committee believes that the different business and educational backgrounds of the Directors of the Board contribute to the overall insight necessary to evaluate matters coming before the Board. The Nominating/Corporate Governance Committee implements its policy of considering a range of candidates by including diversity aspects in its analysis of candidates’ qualifications. A listing of current directors’ and potential candidates’ qualifications is periodically discussed in committee meetings.

The Nominating/Corporate Governance Committee may draw upon individuals known by members of the Board, and at the Nominating/Corporate Governance Committee’s discretion, candidates recommended by management or third parties engaged by the Nominating/Corporate Governance Committee to assist it in identifying appropriate candidates.

The Nominating/Corporate Governance Committee shall consider any candidate for director recommended by a stockholder if submitted in accordance with the Stockholder Director Nomination Procedure set forth below. The Nominating/Corporate Governance Committee shall consider the same factors when considering a stockholder-recommended candidate as it does when considering other candidates.

The Nominating/Corporate Governance Committee considers director candidates submitted by stockholders that follow the procedure set forth in the following Stockholder Director Nomination Procedure, in accordance with the Company’s bylaws:

Any stockholder entitled to vote at an annual meeting of stockholders and intending to recommend candidate(s) for nomination for director at that meeting must submit a written stockholder notice to Arkansas Best Corporation. The information required to be included in a stockholder notice nominating a candidate for the Board of Directors is set forth in detail in the Company’s bylaws and includes the following information: (1) as to the stockholder giving the notice and any beneficial owner, if any, on whose behalf the nomination is made (a) the name and address, including business address and telephone number, of such persons, (b) the class and number of shares of the Company which are owned beneficially and of record by such persons, (c) any option, warrant or other derivative security owned by such persons, (d) any agreement pursuant to which such persons have the right to vote any shares of the Company, and (e) any other information relating to such persons required to be disclosed in a proxy statement in connection with the solicitation of proxies relating to the election of directors in a contested election; and (2) as to each person whom the stockholder proposes to nominate for election or re-election as a director (a) all information relating to such person required to be disclosed in a proxy statement relating to the election of directors in a contested election, (b) such person’s written consent to being named in the proxy statement and to serving as a director if elected, and (c) a description of all direct and indirect compensation and other material monetary agreements during the past three years between the stockholder and beneficial owner, if any, and their affiliates and the proposed nominee and his affiliates. Additionally, for a candidate to be eligible to be a nominee for election as director, the candidate must deliver to the Secretary a written response to a questionnaire with respect to candidate’s background and qualifications and a written representation and agreement. Such stockholder notice and candidate questionnaire and representation and agreement must be received by the Corporate Secretary at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903 not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For information regarding the required information in the stockholder notice and the candidate’s questionnaire and representation and agreement, contact the Corporate Secretary’s office at info@arkbest.com or by telephone at 479-785-6000.

Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee is responsible for confidentially receiving, retaining and considering any report pursuant to SEC Rule 205 by an attorney representing the Company. The Audit Committee serves as the Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee Charter is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

Corporate Governance Guidelines and Code of Conduct

The Company’s Board of Directors has adopted Corporate Governance Guidelines and a Code of Conduct. The full text of both documents is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

The Company’s Code of Conduct applies to all of its Directors, officers (including its chief executive officer, chief financial officer, principal accounting officer, controller, and any person performing similar functions) and employees. The Company intends to post on its Web site any amendment to, or waiver from, a provision of the Code of Conduct that applies to its chief executive officer, chief financial officer, principal accounting officer, controller, or persons performing similar functions and that relates to any of the following elements of the Code of Conduct: honest and ethical conduct; disclosure in reports or documents filed with the SEC and other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the Code of Conduct.

2010 Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2010. The Nominating/Corporate Governance Committee is responsible for reviewing and awarding of compensation for the Directors. The Nominating/Corporate Governance Committee sets the levels and forms of Director compensation, based on its experience, review of the compensation paid to directors of comparable publicly traded companies, and the advice of its independent compensation consultant. The Nominating/Corporate Governance Committee uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2, 3, 4)	Option Awards (5)	All Other Compensation		Total

John W. Alden	$58,000	$99,264	$–	$–		$157,264
Fred A. Allardyce(7)	64,000	99,264	–	–		163,264
Frank Edelstein	55,000	99,264	–	–		154,264
William M. Legg(7)	64,500	99,264	–	–		163,764
John H. Morris(7)	64,500	99,264	–	–		163,764
Robert A. Young III(8)	110,500	99,264	–	50,668	(6)	260,432
Alan J. Zakon(9)	58,000	99,264	–	–		157,264

(1)   Judy R. McReynolds, the President and Chief Executive Officer of the Company, is not included in this table since she is an employee of the Company and thus received no compensation for her service as a Director. The compensation received by Ms. McReynolds as an officer of the Company is shown in the Summary Compensation Table on page 38.

(2)   Reflects the aggregate grant date fair value of all awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (formerly Statement of Financial Accounting Standards No. 123R) (“FASB ASC Topic 718”), determined without regard to forfeitures. Each of the 2010 Non-Employee Directors received an award of 4,400 restricted stock units (“RSUs”) under the 2005 Ownership Incentive Plan on July 28, 2010 (computed using the closing price of $22.56 per share on such date). Dividends are paid on RSUs at the same rate and at the same time as the dividends paid to stockholders.

(3)   As of December 31, 2010, each Non-Employee Director has the following aggregate number of RSUs outstanding although only the value of the 2010 RSU award is provided in the Stock Awards column.

	Alden	Allardyce	Edelstein	Legg	Morris	Young	Zakon

Vested but subject to transfer restrictions	15,000	15,000	15,000	15,000	15,000	15,000	15,000
Unvested	–	–	–	–	–	–	–
Total RSUs Outstanding	15,000	15,000	15,000	15,000	15,000	15,000	15,000

(4)   As of December 31, 2010, each Non-Employee Director has the following aggregate number of shares of restricted stock outstanding although only the value of the 2010 RSU award is provided in the Stock Awards Column. No restricted stock was awarded during 2010.

	Alden	Allardyce	Edelstein	Legg	Morris	Young	Zakon

Vested but subject to transfer restrictions	2,236	2,234	2,220	2,239	2,234	2,220	2,220
Unvested	–	–	–	–	–	–	–
Total Restricted Stock Outstanding	2,236	2,234	2,220	2,239	2,234	2,220	2,220

(5)   As of December 31, 2010, each Non-Employee Director has the following aggregate number of stock options outstanding although only the value of the 2010 RSU award is provided in the Stock Awards Column. The options are all fully vested and no stock options were awarded in 2010.

	Alden	Allardyce	Edelstein	Legg	Morris	Young	Zakon

Vested Stock Options	–	7,500	16,500	10,500	13,500	–	1,500
Unvested Stock Options	–	–	–	–	–	–	–
Total Stock Options Outstanding	–	7,500	16,500	10,500	13,500	–	1,500

(6)   For purposes of the column titled “All Other Compensation,” for 2010 Mr. Young’s amount consists of the following:

Young

Perquisites(i)	$41,141
Executive medical premiums(ii)	9,527
Total	$50,668

(i)

Mr. Young’s perquisite value includes an administrative assistant, infrequent use of a hunting property owned by the Company for business entertainment purposes, and a Christmas gift from the Company to each member of the Board of Directors. It is estimated that 40% of Mr. Young’s administrative assistant’s time is spent on his personal business and the value is estimated to be $33,161. This value is calculated by adding together 40% of the administrative assistant’s salary, pension accrual, 401(k) match, and health and welfare cost for 2010. Mr. Young retains an office at the Company’s corporate office.

(ii)

Because Mr. Young is a former officer of the Company, he and his spouse participate in the Company’s fully insured third-party executive medical plan that is provided for life upon retirement. The Company pays the full premium amount for this coverage. The amount shown is total premiums paid for coverage during 2010.

(7)            Committee Chairpersons: Mr. Allardyce, Audit Committee and Qualified Legal Compliance Committee; Mr. Legg, Compensation Committee; and Mr. Morris, Nominating/Corporate Governance Committee.

(8)            The Company owns and pays premiums on two $1 million life insurance policies on Mr. Young. As owner of the policies, the Company is entitled to either the cash surrender value of each or the total of premiums paid, whichever amount is greater. The death value in excess of this amount is payable to Mr. Young’s beneficiary. For 2010, the premiums on these policies were $32,438. In 2010, Mr. Young paid the Company a premium amount of $14,858 for term life insurance based on the face value in excess of the December 31, 2010 cash surrender value; therefore, no compensation value is included for 2010.

(9)            Mr. Zakon will not be standing for re-election at the Annual Meeting. He is retiring from the Board in April 2011.

Cash Compensation

For the fiscal year ended December 31, 2010, the standard cash compensation arrangement for Non-Employee Directors was as follows:

Annual Retainers

Board Chair	$100,000
Members	$40,000
Audit Committee Chair	$7,500
Other Committee Chair	$5,000

Retainers are cumulative, i.e., each Director who is (i) a Non-Employee and (ii) not the Board Chair, receives a “Member Retainer” plus the appropriate retainer fee for any other positions he holds.

Daily Meeting Fees

Board Meeting	$1,500 per day
Committee Meeting	$1,500 per day

Only one daily meeting fee is paid in the event of multiple meetings held on the same day.

Equity-Based Awards

Prior to 2008, the Compensation Committee reviewed and generally made equity-based compensation awards annually to Directors at the same time as it made such awards to executive officers. Beginning in 2008, the responsibility for equity-based compensation awards to Directors was assumed by the Nominating/Corporate Governance Committee.

Since 2005, either restricted stock or RSU awards have been granted. The 2005 and 2006 restricted stock awards vest in their entirety after five years (which is known as five-year cliff vesting), subject to accelerated vesting at normal retirement (age 65 with five years of service with the Company), death, disability or change in control of the Company. The 2005 and 2006 restricted stock awards have an additional vesting requirement that a Director must serve at least 12 months after the award date. In November 2006, the 2005 and 2006 Non-Employee Director’s Restricted Stock Award Agreements were amended to provide for accelerated vesting and distribution of 40% of the number of shares which the Company determined would be subject to taxation prior to otherwise being vested under the terms of the Agreements. Non-Employee Directors who are eligible for early retirement continue to vest in 1/60th of their restricted stock awards each month, until the earlier of five years from the award date or normal retirement eligibility. Upon final vesting of the 2005 restricted stock award in 2010, the transfer restrictions on the Non-Employee Directors previously vested restricted stock lapsed and the shares were issued free of all restrictions. Mr. Young’s 2005 restricted stock award was previously distributed upon vesting at his retirement as President and CEO of the Company on January 31, 2006.

Due to complex tax issues associated with restricted stock, the Directors have been awarded RSUs since 2007. The 2007 RSU awards provide for five-year cliff vesting, and the 2008, 2009 and 2010 RSU awards provide for three-year cliff vesting. All of the RSU awards are subject to accelerated vesting due to death, disability or change in control of the Company. Accelerated vesting for RSUs occurs upon normal retirement (age 65 with five years of service with the Company) except for the 2007 RSU award which had an additional vesting requirement that Directors must serve for 13 months after the award date. Upon early retirement (three years of service as a Director), a Director is eligible for accelerated vesting of a pro rata number of shares based on the number of whole months since the award date.

Equity-Based Awards for Non-Employee Directors are based on a stated dollar amount which is determined by the Nominating/Corporate Governance Committee. All Non-Employee Directors receive the same level of annual equity awards. Since 2008, Non-Employee Directors have received annual equity awards equal to approximately $100,000 on the date of grant of the awards.

All stock options previously granted (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) were exercisable at 20% per year, generally starting on the first anniversary of the grant date, and (iii) have a term of 10 years. Accelerated vesting occurs upon normal retirement (age 65 with five years of service with the Company), death, disability or change in control of the Company. See the “2010 Director Compensation” section on page 15 for information on equity-based awards to Directors.

Policies

Stock Ownership. The Nominating/Corporate Governance Committee believes that the Directors of the Company should maintain a level of equity holdings in the Company that will further align the interests of Directors with the Company’s stockholders. The Board adopted a Stock Ownership Policy for Directors, which was effective January 1, 2008. Under this policy, Directors must own shares equal to six times their annual retainer by January 1, 2013. No Director covered by the policy is permitted to sell any shares of Company stock granted to such Director under any Company award agreement (except to pay the exercise price of stock options or taxes generated as a result of equity grants) until such time as the Director satisfies the stock ownership requirement. Unvested restricted stock, unvested RSUs, and stock owned outright count toward the Company’s Stock Ownership Policy requirements. However, RSUs are not reflected as shares beneficially owned in the Principal Stockholders and Management Ownership table.

Should a Director covered by the policy fail to have the required amount accumulated after five (5) years, the issuance of further equity awards to such Director may be discontinued until such time as the Director has complied with the policy. The Nominating/Corporate Governance Committee monitors ownership levels annually, and as of the review completed in 2010, all Non-Employee Directors have met their ownership requirements.

Clawback. The Committee has implemented a policy for the “clawback” of any equity awards granted to a Director whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will, to the full extent permitted by governing law, in appropriate cases, effect the cancellation of unvested restricted or deferred stock awards previously granted to the Director if (a) the amount of the equity award was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement, (b) the Director engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the equity award that would have been awarded to the Director had the results been properly reported would have been lower than the amount actually awarded.

Equity Award Practices. The policy for granting equity awards states that the Nominating/Corporate Governance Committee is responsible for granting all equity compensation to Non-Employee Directors. Under the terms of this policy, the effective date of an equity award will be the date which is five business days following the Company’s applicable quarterly earnings release. The number of shares/units awarded is based on stated dollar amounts for each Director, which is divided by the closing stock price on the date of grant.

Medical Benefits Available to Directors

Through December 31, 2010, Non-Employee Directors and their spouses were eligible to participate in the Company’s health plan (medical/dental coverage). Electing Directors were required to pay to the Company premiums for their elected coverage comparable to the current COBRA rates applicable to the coverage selections they choose. Mr. Allardyce and Mr. Morris (and their spouses) were the only Non-Employee Directors that elected to participate in the Company’s health plan as of December 31, 2010.  Effective January 1, 2011, Non-Employee Directors are no longer eligible to participate in the Company’s health plan. Because Mr. Young is a former employee of the Company, he participates in the Company’s fully insured third-party executive medical plan that is provided to Company officers for life upon their retirement.

Principal Stockholders and Management Ownership

The following table sets forth certain information concerning beneficial ownership of the Company’s Common Stock as of February 22, 2011, by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Director, Named Executive Officer of the Company or ABF Freight System, Inc. (“ABF”) who is listed in the Summary Compensation Table (collectively “Named Executive Officers”), and Director nominees; and (iii) all Directors and executive officers as a group.

Unless otherwise indicated, to the Company’s knowledge, the persons included in the tables below have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned by a person includes shares of Common Stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after February 22, 2011. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. On February 22, 2011, there were 25,409,410 shares of Common Stock outstanding.

	Shares	Percentage
	Beneficially	of Shares
	Owned	Outstanding

(i) Name / Address

BlackRock, Inc.(1)	2,262,276	8.90%
40 East 52nd Street, New York, NY 10022

FMR LLC(2)	2,179,400	8.58%
82 Devonshire Street, Boston, MA 02109

The Bessemer Group, Incorporated(3)	2,179,381	8.58%
100 Woodbridge Center Drive, Woodbridge, NJ 07095-0980

Franklin Resources, Inc.(4)	2,162,990	8.51%
One Franklin Parkway, San Mateo, CA 94403-1906

Royce & Associates, LLC(5)	1,574,988	6.20%
745 Fifth Avenue, New York, NY 10151

Dimensional Fund Advisors LP(6)	1,522,018	5.99%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746

(ii) Name	Position

Robert A. Young III(7, 8, 9)	Chairman of the Board (also a Director Nominee)	1,179,803	4.64%
John W. Alden(7, 8, 10)	Director (also a Director Nominee)	4,900	*
Fred A. Allardyce(7, 8)	Director	14,900	*
Frank Edelstein(7, 8, 11)	Director (also a Director Nominee)	29,000	*
William M. Legg(7, 8)	Director (also a Director Nominee)	17,900	*
Judy R. McReynolds(7, 8, 12)	Director and President–CEO (also a Director Nominee)	27,434	*
John H. Morris(7, 8, 13)	Director	17,976	*
Alan J. Zakon(7, 8)	Director	13,900	*
Wesley B. Kemp(7, 8, 14)	ABF President–CEO	40,747	*
J. Lavon Morton(7, 8, 16)	Sr. VP–Tax and Chief Audit Executive	20,255	*
Michael E. Newcity(8)	Vice President–CFO	1,044	*
Donald W. Pearson(7, 8, 17)	Vice President–Treasurer	6,495	*
Roy M. Slagle(7, 8)	ABF Sr. VP–Sales & Marketing	24,991	*

(iii) All Current Directors and Executive Officers as a Group (17 total)(15)		1,415,738	5.54%

*Less than 1%

(1)      Based on information contained in Amendment No. 1 Schedule 13G filed with the SEC by BlackRock, Inc. on February 2, 2011, BlackRock, Inc. has sole voting and sole dispositive power with respect to 2,262,276 shares of the Company’s Common Stock.

(2)      Based on information contained in a Schedule 13G filed with the SEC by FMR LLC on February 14, 2011, FMR LLC has sole dispositive power with respect to 2,179,400 shares of the Company’s Common Stock. FMR LLC has power to vote 0 shares of the Company’s Common Stock.

(3)      Based on information contained in Schedule 13G filed with the SEC on February 14, 2011, filed by The Bessemer Group, Incorporated (“BGI”), Bessemer Trust Company, N.A., a wholly owned subsidiary of BGI (“BTNA”), Bessemer Investment Management LLC, a wholly owned subsidiary of BTNA (“BIM”), and Old Westbury Real Return Fund (“OWRRF”). BIM is the investment advisor to OWRRF. The address of BGI is 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BGI has shared voting power and shared dispositive power over 2,179,381 shares of the Company’s Common Stock. The address of BTNA is 630 Fifth Avenue, New York, New York 10111. BTNA has shared voting power and shared dispositive power over 2,179,381 shares of the Company’s Common Stock. The address of BIM is 630 Fifth Avenue, New York, New York 10111. BIM has sole voting power and sole dispositive power over 2,179,381 shares of the Company’s Common Stock. The address of OWRRF is 760 Moore Road, King of Prussia, Pennsylvania 19406. OWRRF has sole voting power and sole dispositive power over 2,179,381 shares of the Company’s Common Stock.

(4)      Based on information contained in Schedule 13G filed with the SEC on February 2, 2011, filed by Franklin Resources, Inc. (“FRI), Charles B. Johnson, Rupert H. Johnson Jr. and Franklin Templeton Investments Corp. (“FTIC”). FTIC is an investment manager and is a subsidiary of FRI. The address of FTIC is 200 King Street West, Suite 1500, Toronto, Ontario, Canada MH5 3T4. Charles B. Johnson and Rupert H. Johnson Jr. (the “Principal Stockholders”) each own in excess of 10% of outstanding common stock of FRI and are the principal stockholders of FRI. Neither FRI nor the Principal Stockholders have sole or shared voting or dispositive power of any shares of the Company’s Common Stock. Fiduciary Trust Company International has sole voting and dispositive power over 1,200 shares of the Company’s Common Stock. FTIC has sole voting and dispositive power over 1,567,500 shares of the Company’s Common Stock. Franklin Advisors, Inc., an investment manager and subsidiary of FRI, has sole voting and dispositive power over 500,000 shares of the Company’s Common Stock.  Franklin Templeton Investment Management Limited, an investment manager and subsidiary of FRI, has sole voting power over 41,520 shares of the Company’s Common Stock and sole dispositive power over 94,290 shares of the Company’s Common Stock.

(5)      Based on information contained in Amendment No. 7 to Schedule 13G filed with the SEC by Royce & Associates, LLC on January 11, 2011, Royce & Associates, LLC has sole voting and sole dispositive power with respect to 1,574,988 shares of the Company’s Common Stock.

(6)      Based on information contained in a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 11, 2011, Dimensional Fund Advisors LP beneficially owns 1,522,018 shares of the Company’s Common Stock and has sole voting power with respect to 1,480,119 shares and sole dispositive power with respect to 1,522,018 shares.

(7)      Includes options to purchase shares of Common Stock, which are vested (or will vest within 60 days of the record date) as follows:

	As of February 22, 2011
		Will Vest
	Vested	in 60 Days
Young	–	–
Alden	–	–
Allardyce	7,500	–
Edelstein	15,000	–
Legg	10,500	–
McReynolds	16,967	–
Morris	13,500	–
Zakon	1,500	–
Kemp	19,000	–
Morton	14,947	–
Slagle	19,000	–
Newcity	–	–
Pearson	4,000	–

(8)      Includes restricted stock shares of the Company’s Common Stock granted under the Company’s 2005 Ownership Incentive Plan. Below are the shares subject to restricted stock awards that are forfeitable and nontransferable and held by the Company’s Directors and Named Executive Officers:

As of February 22, 2011
Young	2,220
Alden	2,236
Allardyce	2,234
Edelstein	2,220
Legg	2,239
McReynolds	4,600
Morris	2,234
Zakon	2,220
Kemp	3,074
Morton	2,666
Slagle	3,072
Newcity	650
Pearson	650

(9)      Includes 924,565 shares of Common Stock held by the Robert A. Young III 2008 Trust and 14,556 shares of Common Stock held by Cross Creek Management Co. of which Mr. Young is director and President. Mr. Young has sole voting and investment power over these shares.

(10)    Includes 2,664 shares of Common Stock held by the John W. Alden Trust, of which Mr. Alden is trustee.

(11)    Includes 11,780 shares of Common Stock held by the Edelstein Living Trust, of which Mr. Edelstein is joint trustee.

(12)    Includes 5,867 shares of Common Stock held by the McReynolds 2005 Joint Trust, of which Ms. McReynolds is co-trustee.

(13)    Includes 2,242 shares of Common Stock held by the Morris Family Trust, of which Mr. Morris is co-trustee.

(14)    Includes 13,225 shares of Common Stock held by the Sharon Ann Kemp Living Trust of which Mr. Kemp holds power of attorney, 2,635 shares of Common Stock held by the Wesley B. Kemp Trust of which Mr. Kemp is trustee, and 2,013 shares held by Mr. Kemp in the Arkansas Best 401(k) and DC Retirement Plan.

(15)    Includes 125,514 shares of Common Stock that may be acquired upon the exercise of options that are currently vested (or will vest within 60 days of the record date) and 42,315 shares of Common Stock that are subject to restricted stock awards granted under the Company’s 2005 Ownership Incentive Plan.

(16)    Includes 21 shares held by Mr. Morton in the Arkansas Best 401(k) and DC Retirement Plan.

(17)    Includes 375 shares held by Mr. Pearson in the Arkansas Best 401(k) and DC Retirement Plan.

Executive Officers of the Company

The following information sets forth the name, age, principal occupation and business experience during the last five years of each of the current executive officers of the Company and ABF, the Company’s largest subsidiary. The executive officers, including the Named Executive Officers, serve at the pleasure of the Board. For information regarding ownership of the Company’s Common Stock by the executive officers of the Company, see “Principal Stockholders and Management Ownership” on page 18. There are no family relationships among Directors and executive officers of the Company or its subsidiaries.

JUDY R. MCREYNOLDS, age 48, is President and Chief Executive Officer and a Director of the Board. See previous description under “Directors of the Company.”

WESLEY B. KEMP, age 64, has been ABF’s President–Chief Executive Officer since January 1, 2010. He was ABF’s President–Chief Operating Officer from August 2008 through December 2009. From February 2006 until August 2008, he was Senior Vice President of Operations of ABF. Mr. Kemp was Vice President–Terminal Operations for ABF from December 1984 through January 2006, Regional Vice President–Operations for ABF from July 1981 through December 1984, and Director–Regional Terminal Operations for ABF from November 1980 until July 1981. Between 1969 and 1980, Mr. Kemp served in ABF’s Operations Department as Equipment Coordinator, Manager–System Design, Manager–Production Systems, and Director–Engineering.

MICHAEL E. NEWCITY, age 41, has been Vice President–Chief Financial Officer for the Company since June 1, 2010. He previously served as Director–Economic Analysis for the Company from November 2007 through May 2010. In that capacity, Mr. Newcity led the group that provides critical analysis on topics including costing and profitability methods, incentive systems, metrics and forecasting. Mr. Newcity held several positions with ABF, and during that time was instrumental in the development and implementation of internal management systems, as well as numerous Internet-based, customer-facing solutions. These positions included Director, E-Commerce from April 2000 through October 2004. He joined the Company in 1993, serving in the positions of Systems Analyst/Programmer, Senior Systems Analyst/Programmer, Consulting Systems Analyst/Programmer, Account Analyst, and Senior Account Analyst for Data-Tronics Corp. and Manager, E-Commerce for ABF from 1993 to 2000. Mr. Newcity holds a Masters degree in Business Administration from the University of Arkansas.

J. LAVON MORTON, age 60, has been Senior Vice President–Tax and Chief Audit Executive since January 1, 2010. He served as the Company’s Vice President–Tax and Chief Internal Auditor from January 2000 through December 2009. From May 1997 to December 1999, Mr. Morton was the Company’s Vice President–Financial

Reporting. Mr. Morton joined the Company as Assistant Treasurer in December 1996. Mr. Morton has overseen the Company’s tax reporting since 1996. From 1972 through November 1996, Mr. Morton was employed by Ernst & Young LLP. Mr. Morton was a Partner in Ernst & Young LLP from October 1984 through November 1996. Mr. Morton is a Certified Public Accountant. From January 2003 to October 2005, Mr. Morton was a Director and a designated Audit Committee Financial Expert of BEI Technologies, Inc. BEI was purchased by Schneider Electric in October 2005. Mr. Morton is currently Vice Chairman of the Tax Policy Committee of the American Trucking Associations (ATA). He has served as Chairman of ATA’s Tax Policy Committee and was a member of the ATA Board of Directors from October 2004 to October 2007.

ROY M. SLAGLE, age 57, has been Senior Vice President–Sales and Marketing of ABF since February 1, 2006. Mr. Slagle was Vice President–Administration and Treasurer for ABF from January 2000 through January 2006 and Vice President and Treasurer for ABF from 1995 to 2000. He was a Regional Vice President of Sales for ABF from 1989 to 1995. Between 1976 and 1989, Mr. Slagle served ABF as Operations Supervisor at the Dayton, Ohio terminal; Operations Manager at the Dayton terminal; Branch Manager at the Cincinnati, Ohio terminal; Branch Manager at the Carlisle, Pennsylvania terminal; and Regional Training Specialist at the Dayton terminal.

CHRISTOPHER L. BURTON, age 53, has been Vice President–Economic Analysis for the Company since January 1, 2008. Previously for ABF, he served as Vice President–Economic Analysis from February 1, 2006 through December 31, 2007, Director–Economic Analysis from September 1995 through January 2006, and Manager–Pricing from February 1995 through August 1995. From January 1979 through January 1995, Mr. Burton served the Company’s subsidiary, Data-Tronics Corp., as Manager of Services & Human Resources and Systems Analyst/Programmer and also worked for ABC as an Economic Analyst.

DAVID R. COBB, age 45, has been Vice President and Controller of the Company since May 1, 2006 and has served as the Company’s Principal Accounting Officer since January 1, 2010. Mr. Cobb was employed by Smith International, Inc., a publicly-traded international oilfield service company acquired by Schlumberger Limited, as Vice President and Controller from July 2002 to April 2006 and as Assistant Controller from October 2001 to June 2002. He was employed by Kent Electronics Corporation, a publicly-traded specialty electronics distributor and network integrater, from April 1995 to September 2001 upon completing the transition and integration of Kent into its acquirer, Avnet, Inc. Mr. Cobb was a manager in the audit and business advisory services in the firm of PricewaterhouseCoopers LLP where he was employed from July 1988 to March 1995. Mr. Cobb is a Certified Public Accountant. Mr. Cobb has served publicly-traded companies since 1988 and in his financial management capacity has worked with audit committees of boards of directors since 1995.

JAMES A. INGRAM, age 43, has been Vice President–Strategic Development for the Company since April 27, 2010. He had previously served as Vice President–Market Development for ABC from January 2008 to April 2010 and as Vice President–Market Development for ABF from February 2006 through December 2007. From January 2000 through January 2006, Mr. Ingram was ABF’s Director–Quotation Services. Between January 1990 and December 1999, Mr. Ingram served in ABF’s Pricing Department as an Analyst, Senior Analyst and Pricing Manager.

MICHAEL R. JOHNS, age 52, has been the Company’s Vice President–General Counsel and Corporate Secretary since April 2, 2007. From 1991 to 2007, he was a partner in the law firm of Dover Dixon Horne PLCC in Little Rock, Arkansas. Mr. Johns was a practicing attorney in two other Little Rock law firms for seven years, including Rose Law Firm, prior to 1991. He is a Certified Public Accountant. Mr. Johns is a member of the American Bar Association, Sebastian County Bar Association, and Arkansas Society of Certified Public Accountants.

DONALD W. PEARSON, age 53, has been Vice President–Treasurer of the Company since January 1, 2010. He served as principal financial officer from January 1, 2010 to May 31, 2010. Mr. Pearson previously served the Company as Director–Cash Management from February 1996 through December 2009 and Supervisor–General Accounting from November 1985 through January 1996. Mr. Pearson is a Certified Public Accountant.

Compensation Discussion & Analysis

Introduction

The purpose of this Compensation Discussion & Analysis (“CD&A”) is to describe the Company’s compensation program for Named Executive Officers and the rationale for how it is implemented by the Company and the Compensation Committee (the “Committee”) of the Board of Directors.

The Named Executive Officers for 2010 are listed below:

Named Executive Officer	Title
Judy R. McReynolds	ABC President–Chief Executive Officer (“ABC CEO”)
Wesley B. Kemp	ABF President–Chief Executive Officer (“ABF CEO”)
J. Lavon Morton	ABC Senior Vice President–Tax & Chief Audit Executive
Roy M. Slagle	ABF Senior Vice President–Sales & Marketing
Michael E. Newcity(1)	ABC Vice President–Chief Financial Officer (“CFO”)
Donald W. Pearson(2)	ABC Vice President–Treasurer

(1)          On June 1, 2010, Mr. Newcity was promoted to ABC Vice President–Chief Financial Officer.

(2)          Former CFO Judy R. McReynolds was promoted to ABC President and CEO effective January 1, 2010. Mr. Pearson served as principal financial officer from January 1, 2010 through May 31, 2010 when Mr. Newcity was promoted to CFO.

Executive Summary

1. The Business Environment and Company Performance

The 2010 year was another challenging year due to the continued recessionary environment, which had a particular impact on the Company due to the cyclical nature of our business; however, as the year progressed there were signs of improvements in the economy and the Company’s business levels. The operating loss decreased from $168.7 million in 2009 (which included a goodwill impairment charge of $64.0 million and pension settlement expense of $4.6 million) to $54.5 million in 2010.

2.  Executive Compensation Relative to Company Performance

Base Salary Increases: There was no salary increase for the Named Executive Officers in 2010 other than in the case of promotions.

Annual Incentive Compensation: For 2010, the Company continued the use of ROCE as its annual incentive metric. However, because of the particular importance of improving cash flow in this difficult environment, an alternative incentive opportunity was established that was based on improved cash flow over the 2010 forecast. Payout was based on “greater of” achievement of the cash flow goal or the ROCE goal. The cash flow metric, of which the principal determinant was operating income, was added to incentivize continued operating performance improvement in an environment where recent results have produced operating losses. This special plan helped drive significant and valuable improvements in cash flow and operating income resulting in a payout under the plan. This payout, however, was significantly below normal annual incentive levels, as more fully described in the Annual Cash Incentive Compensation section of this CD&A. Because ROCE was less than the plan threshold, no incentive would have otherwise been earned under that component.

Long-Term Incentive Compensation: The unprecedented recession continued to negatively impact long-term executive compensation in 2010, and as a result, there were no payouts under the 2008-2010 Cash Long-Term Incentive Compensation Plan (“C-LTIP”). Consistent with equity awards in 2008 and 2009, a Restricted Stock Unit (“RSU”) award was granted to Named Executive Officers in 2010 to further link Named Executive Officer compensation with stock price performance and stockholder interests. The 401(k) company match contribution was suspended for employees during 2010, including the Named Executive Officers.

As of the proxy statement record date, the stock options awarded to the Named Executive Officers in 2004 and prior years were “underwater”, meaning our stock price was less than the exercise price of the options.

3.  Key Compensation Actions, Including Changes for 2011

Base Salary Increases: In December 2010, the Committee approved base salary increases for the Named Executive Officers effective January 1, 2011. Based on Ms. McReynolds’ performance during her first year as the Company’s President–CEO, the Committee increased Ms. McReynolds salary from $450,000 to $525,000 to bring her salary above the 25th percentile as compared to our peer group as identified on page 26.

Annual Incentive Opportunity: The target incentive salary factors for Ms. McReynolds and Mr. Kemp were raised to 100% and 70%, respectively, to bring them to the 50th percentile as compared to our peer group, based on results of the market analysis.

Annual Incentive Goals and Metrics: For the 2011 Annual Cash Incentive Compensation Plan, the Company continued the use of both ROCE and cash flow improvement metrics.  Unlike the 2010 plan, the metrics were weighted 50% each rather than basing payout on a “greater of” approach.  Performance targets under the two metrics were calibrated so that executives can potentially receive a meaningful payout under the cash flow improvement metric even if no payout (or a limited payout) is achieved under the ROCE metric. This recalibration was implemented in order to balance the following considerations: (1) the Company needs to incentivize continued operating performance improvement in an environment where recent results have produced operating losses and (2) while vital, cash flow improvement must ultimately be accompanied by a return to profitability. In light of the recalibration, the Company (1) increased the ROCE threshold for the annual plan from 3% to 5% to reflect improving economic conditions and (2) capped potential annual incentive payout to a maximum payout of 250% of the target payout factor (in prior years, the maximum annual award was the lesser of $3 million per participant or 400% of the participant’s base salary). This change reduced the maximum payout under the annual incentive plan for all participants in the plan.

Long-Term Incentive Plan: The 2011-2013 C-LTIP continues to be based in part on ROCE.  However, the second metric was changed from growth in consolidated earnings per share to relative Total Shareholder Return (“TSR”).  Under the C-LTIP, the Company’s relative 3-year TSR will be compared to an expanded peer group. This change was made in order to incorporate a relative metric into the long-term plan that reflects the cyclicality of the Company’s industry. The Committee believes that this will more directly align the plan with shareholder value creation.

Corporate Governance Review: In July 2010, the Company (with the assistance of Mercer) conducted an assessment of compensation programs relative to best practices in corporate governance, including a comparison of the Company’s practices relative to the voting guidelines of major proxy advisory firms. The review found that the Company’s practices generally align with sound corporate governance, particularly in regard to change in control benefits and practices related to excessive risk-taking by executives.

The most recent compensation plan risk assessment by the Committee was conducted in January 2011. For more information on the risk assessment process and results, see the Board’s Role in Risk Oversight section of the Corporate Governance section of this proxy.

Compensation Philosophy and Objectives

The primary objectives of the Company’s executive compensation program are to:

•             attract and retain highly qualified executives;

•             motivate the Company’s leaders to work together as a team to deliver superior business performance;

•             balance rewards between short-term results and the long-term strategic decisions needed to ensure sustained business performance over time; and

•             ensure that the interests and risk tolerance of the Company’s leaders are closely aligned with those of the Company’s stockholders.

As discussed in the sections that follow, the Company uses a variety of compensation vehicles to meet its compensation philosophy and objectives. The Company does not establish a targeted mix of weightings between the various components. Both internal and external influences on our compensation program fluctuate periodically, and the Company believes that it is in the best interest of the Company, the Company’s stockholders, as well as the Named Executive Officers, to provide the Committee with the flexibility to design a compensation program appropriate to the current market environment and the Company’s goals.

Position and level of responsibility are important factors in the compensation of the Company’s executives. There are internal salary levels, as well as annual and long-term target salary factor incentive percentages for each executive level in the organization. The Company believes this strategy emphasizes the executive team concept.

Each Named Executive Officer is a long-term employee of the Company with tenure ranging from 13 to 41 years, resulting in a group that is very knowledgeable about our Company and the overall transportation industry. This knowledge is very valuable to both the Company and our stockholders and makes members of our management desired targets for other transportation companies. Our compensation program is designed to prevent loss of our existing managerial talent as well as attract future leaders for the Company.

Roles and Responsibilities in Determining Executive Compensation

The Committee is responsible for overseeing and approving compensation levels and incentive plans for the Named Executive Officers. The Committee approves salary levels, incentive plan performance metrics, performance goals, targets and maximum payouts, and equity awards for the Named Executive Officers. As a part of its responsibilities, the Committee also reviews risks associated with compensation plans.

The Committee retains an independent consultant, Meridian, to assist with the evaluation of compensation programs and award levels and to provide updates to the Committee on trends and issues related to executive compensation as well as to review executive compensation related proxy disclosures. Meridian periodically participates in Committee meetings, reviews Committee materials and provides advice to the Committee upon request. Meridian does not provide any services to the Company other than the services provided as independent executive compensation consultant for the Committee.

Management has retained Mercer to serve as management’s compensation consultant to assist with management’s recommendations for our peer group and executive compensation. Mercer assists with market analysis, plan design, proxy disclosure review, review of corporate governance practices, and periodically participates in Committee meetings and reviews Committee materials.

From time to time, the Company’s Chairman of the Board, President–Chief Executive Officer, Senior Vice President–Tax & Chief Audit Executive, Vice President–General Counsel, Vice President–Chief Financial Officer, and ABF President–Chief Executive Officer provide analysis and recommendations to the Committee on compensation issues.

At certain meetings, the President–Chief Executive Officer presents pay recommendations to the Committee for her direct reports. The President–Chief Executive Officer does not make recommendations on her own compensation. Some or all of the above-listed individuals routinely attend the meetings of the Committee to provide information relating to matters the Committee is considering. None of the above-listed individuals participate in discussions concerning their own pay or attend Committee executive sessions, except to the extent requested by the Committee.

The Committee considers management recommendations and reviews recommendations from Meridian and Mercer before making decisions on compensation to be provided to the executives. The Committee feels these recommendations provide valuable insight in making compensation decisions; however, the Committee alone approves all pay decisions for the Named Executive Officers.

Determining Appropriate Pay Levels and Linkage to Objectives

The Committee has historically utilized a comparison of its compensation program with the compensation levels of executives at similar peer entities in our industry to determine whether the Company is providing a competitive compensation program within the market in which we compete for qualified executives. For base salary, the Company has historically targeted between the 25th and 50th percentiles of the market for Named Executive Officers. Annual cash incentives are designed to deliver total cash compensation (salary and annual incentives) to meet or exceed the 50th percentile of the market when the Company performs well. Total direct compensation, including base salary, annual cash incentives, long-term cash incentives and equity awards, is also targeted to meet or exceed the 50th percentile of the market when the Company performs well.

To assess the competitive range of pay for a particular position, the Committee periodically examines pay data for executives in positions of comparable size and complexity at other companies. The Company’s compensation peer group is designated by the Committee after considering input from its independent compensation consultant, Meridian; management; and management’s compensation consultant, Mercer. The compensation peer group is comprised of seven trucking companies that the Company considers to be its closest competitors for business and executive talent. The 2010 industry peer companies (which also comprise the same peer list from the 2008 and 2009 years) are listed below:

•             Con-way, Inc.

•             J.B. Hunt Transportation Services, Inc.

•             Landstar System, Inc.

•             Old Dominion Freight Line, Inc.

•             Saia, Inc.

•             Werner Enterprises, Inc.

•             YRC Worldwide, Inc.

During the Fall of 2010, Mercer conducted a market analysis for the Company’s executive compensation program. Mercer used market data for the peer group as well as from the broader transportation industry to provide additional context. This analysis indicated that total direct compensation for the Named Executive Officers is within the desired range except for the Company’s President–CEO which was below the 25th percentile, reflecting her first year in the position of the Company’s President–CEO. In addition to examining compensation levels, Mercer’s analysis examined peer group incentive plan designs and practices, as well as a review of change in control benefits provided by peers.

Due to the strong performance orientation of the annual cash incentive, as discussed on page 28, and the long-term cash incentives, as described on page 30, the Committee is satisfied that above-median total cash and total direct compensation will only be awarded when the Company performs well against the historical After-Tax Return on Capital Employed (“ROCE”) (as further described below) and earnings per share growth averages of the S&P 500 companies. The S&P 500 is an appropriate benchmark because it is a broad-based group of companies in leading industries in the United States. The S&P 500 reflects the risk and return characteristics of the broader market on an on-going basis. While the S&P 500 includes companies that are larger than our Company, the performance of these companies reflects stable, well-managed organizations. Performance at or above the level of the S&P 500 companies is considered acceptable performance by management which is worthy of performance-based incentive payments. For long-term incentives for the three-year period beginning in 2011, the Company changed the earnings per share metric to Total Shareholder Return (“TSR”) to more directly align the C-LTIP with shareholder value creation. In addition, the allocation between ROCE and TSR was set at a weighting of 50% each as compared to 60% earnings per share growth and 40% ROCE for the 2010-2012 C-LTIP.

The Committee evaluates Named Executive Officers’ compensation by analyzing two general categories: (i) Short-Term Cash Compensation and (ii) Long-Term Incentive Compensation.

Short-Term Cash Compensation						Long-Term Incentive Compensation
Base Salary	+	Annual Cash Incentive (1-Yr Financial Goals)	=	Total Cash Compensation	+	Long-term Cash Incentive (3-Yr Financial Goals)	+	Equity Awards (Annual Grant with 5-Yr vesting)	=	Total Direct Compensation

Although the Committee does review retirement, perquisites and other benefits such as the 401(k) plan, pension plan and health and welfare benefits, these benefits are not referenced against market data or used in determining compensation levels. These benefits are more fully described in the “Retirement and Other Benefits” and the “Perquisites” sections of this CD&A.

Pay for Performance

In addition to being designed to attract and retain effective management, our compensation program also has a strong relationship between pay and performance. Performance-based annual and long-term incentive compensation represents a significant portion of the Named Executive Officers’ compensation package.

Historically, the annual incentive plan was tied to Return on Capital Employed (“ROCE”) for the S&P 500. There was no annual incentive benefit paid for performance in 2008 and 2009. For 2010, the primary annual incentive plan was again tied to a target payout based on the average ROCE for the S&P 500 with a secondary lower level incentive opportunity based on cash flow improvement over the 2010 forecast. While no payout was earned on ROCE, there was a benefit earned under the cash flow improvement component of the plan for 2010. However, the cash flow incentive opportunity represented only 45% of the regular annual incentive opportunity.

The 2010-2012 long-term incentive compensation plan is based on Earnings per Share (“EPS”) growth with targeted payout of 8% compounded annual growth over a $2 EPS baseline and ROCE with a target payout based on the average ROCE of the S&P 500. There have been no recent payouts under the long-term plans because of the continuing effects of the recent unprecedented recession and its affect on the Company’s financial results. There was no payout earned under the 2007-2009 and 2008-2010 long-term incentive compensation plans and there is no benefit currently accrued under the 2009-2011 or 2010-2012 plans.

The chart below shows how each Named Executive Officer’s compensation is allocated between salary, incentive and equity awards at target payout levels. Messrs. Kemp and Pearson are not eligible to participate in the C-LTIP as described more fully later in this material.

2010 Target Compensation Allocations

Components of Compensation

Base Salary.  Base salaries for Named Executive Officers are reviewed by the Committee on an annual basis. In establishing base salaries, the Committee reviews the following:

•                  the Company’s compensation philosophy and objectives as described above;

•                  market analysis, the latest of which was conducted in 2010 by Mercer;

•                  input from the Compensation Committee’s independent consultant, Meridian;

•                  economic and inflationary factors;

•                  the Company’s recent and historical financial performance;

•                  the Company’s strategic plans;

•                  the resources of the Company; and

•                  the President–Chief Executive Officer’s recommendations (on positions other than her own).

The Committee does not assign a specific weighting to any of these factors.

In December 2010, the Committee approved salary increases effective January 1, 2011. Prior to the 2011 increase, other than increases due to a promotion, no salary increase had been given since April 1, 2008. Based on market data provided by Mercer in 2010, our President–CEO’s base salary was below the 25th percentile compared to our peer group. The Committee elected to increase her salary from $450,000 to $525,000 to bring her salary above the 25th percentile. Other Named Executive Officers were within the desired range of our peer group and were given an approximately 3% increase for 2011. This increase was generally equivalent to the 2011 increase provided to other salaried employees of the Company.

	2010 Salary	2011 Salary
Judy R. McReynolds	$450,000	$525,000
Wesley B. Kemp	$400,000	$412,000
J. Lavon Morton	$275,000	$285,000
Roy M. Slagle	$275,000	$285,000
Michael E. Newcity(1)	$190,083	$258,000
Donald W. Pearson	$170,000	$175,000

(1)          Mr. Newcity was promoted to ABC Vice President–Chief Financial Officer on June 1, 2010; therefore, his 2010 salary reflects only seven months at a CFO salary level. His annualized CFO salary in 2010 was $250,000.

Annual Cash Incentive Compensation.  Prior to 2010, the Annual Cash Incentive Compensation Plan benefit was based solely on the Company’s ROCE. However in 2010, Named Executive Officers had the opportunity to earn an incentive based on cash flow improvement achieved during 2010. This additional performance measure was added to emphasize the Company’s focus on improving cash flow during 2010. The incentive amount for the 2010 annual plan was based on the greater of the benefit under the new cash flow improvement component or the existing ROCE formula. The cash flow improvement component incentive payout opportunities were much lower than incentives under the ROCE as shown by the table below. In addition, the cash flow incentive was capped at a level that limited payouts to 200% for the lower Cash Flow Incentive Target Salary Factor, which would still result in a payment below the regular Target Salary Factor. Under the plan, participants would receive a payout if certain cash flow improvement levels were met. Alternatively, if a greater incentive had been earned under the traditional ROCE plan, the incentive was paid out under the ROCE plan. Under no circumstances could a participant have received an incentive under both plans. Cash flow was calculated as operating income (loss) plus depreciation and amortization on fixed assets less net capital expenditures. ROCE is generally calculated by dividing Net Income (adjusted for nonrecurring or unusual items) by average debt plus average equity for the applicable period. The Committee and management believe that ROCE keeps participants focused on the profitable use of Company resources and promotes profitable growth, both of which increase the value of the Company to its stockholders. Additionally, ROCE is a valuable motivational tool since it can be calculated throughout the year by participants.

The ROCE incentive award scale is based on studies conducted since the inception of the ROCE plan in 1998 regarding the average ROCE for the S&P 500 publicly traded companies over longer periods of time. Prior to 2009, a minimum of 7% ROCE had to be achieved for any incentive to be earned, with higher levels of ROCE resulting in additional earned incentive. Due to the unusually severe recessionary environment that began in 2008, the Committee reviewed the minimum ROCE required to receive an incentive under the Annual Cash Incentive Compensation Plan and concluded that, for the 2009 annual plan, the minimum ROCE should be lowered to 3% and this 3% threshold was continued for the 2010 annual plan. The Committee also adjusted the maximum annual award under the plan from $2 million per participant to the lesser of $3 million per participant or 400% of the participant’s base salary. This change lowered the maximum payout for all plan participants based on salary levels at January 1, 2010. For example, the maximum payout for the Company’s President and CEO was $1.8 million ($450,000 x 4) for 2010.

For 2010, Named Executive Officers had a salary factor expressed as a percentage of their base salary that is multiplied by a performance factor determined by the cash flow improvement or ROCE achieved by the Company or ABF, depending on which entity employs the officer.

The following table shows the target salary factors for the cash flow and ROCE components of the plan:

Job Title	Cash Flow Incentive Target Salary Factor (“CF Salary Factor”)	ROCE Incentive Target Salary Factor (“ROCE Salary Factor”)
ABC President & CEO	27%	60%
ABF President & CEO	25%	55%
Senior Vice Presidents	23%	50%
Vice President–CFO	18%	40%
Vice President–Treasurer	14%	30%

The following table shows how cash flow improvement determined the percent of base salary earned for the 2010 Annual Cash Incentive Compensation Plan:

Cash Flow Improvement	Performance Factor Earned	ABC CEO Percent of Base Salary Earned(1)	ABF CEO Percent of Base Salary Earned(2)	SVP Percent of Base Salary Earned (3)	VP–CFO Percent of Base Salary Earned(4)	VP–Treasurer Percent of Base Salary Earned(5)
<+$25 million	0%	0%	0%	0%	0%	0%
+$25 million	40%	10.8%	10%	9.2%	7.2%	5.6%
+$55 million	100%	27%	25%	23%	18%	14%
+105 million	200%	54%	50%	46%	36%	28%

(1)  Performance Factor Earned x Salary Factor for ABC President–CEO (27%).

(2)  Performance Factor Earned x Salary Factor for ABF President–CEO (25%).

(3)  Performance Factor Earned x Salary Factor for SVPs (23%).

(4)  Performance Factor Earned x Salary Factor for VP–CFO (18%).

(5)  Performance Factor Earned x Salary Factor for VP–Treasurer (14%).

The cash flow incentive was capped at a 200% performance factor. At an ROCE of approximately 9% or greater, the ROCE component would have created the greater incentive and no incentive would have been paid under the cash flow component.

ROCE % Achieved	Performance Factor Earned	ABC CEO Percent of Base Salary Earned(1)	ABF CEO Percent of Base Salary Earned(2)	SVP Percent of Base Salary Earned(3)	VP–CFO Percent of Base Salary Earned(4)	VP–Treasurer Percent of Base Salary Earned(5)
<3%	0%	0%	0%	0%	0%	0%
3%	30%	18%	16.5%	15%	12%	9%
10%	100%	60%	55%	50%	40%	30%
15%	220%	132%	121%	110%	88%	66%
Above 15%	Increase Performance Factor by 30% for each percentage point above 15% ROCE	+ 18%	+16.5%	+15%	+12%	+9%

(1)  Performance Factor Earned x Salary Factor for ABC President–CEO (60%).

(2)  Performance Factor Earned x Salary Factor for ABF President–CEO (55%).

(3)  Performance Factor Earned x Salary Factor for SVPs (50%).

(4)  Performance Factor Earned x Salary Factor for VP–CFO (40%).

(5)  Performance Factor Earned x Salary Factor for VP–Treasurer (30%).

Performance requirements for an incentive under the ROCE component of the 2010 annual plan were not met; therefore, no 2010 incentive amount was paid under the ROCE component of the 2010 annual plan. Cash flow improvement in 2010 resulted in a payout of approximately 118% of the cash flow incentive award salary factor.

Job Title	Actual 2010 Annual Incentive Plan Payout as a Percent of Base Salary
ABC President & CEO	32%
ABF President & CEO	30%
Senior Vice Presidents	27%
Vice President–CFO	19%
Vice President–Treasurer	16%

The threshold for incentives is reviewed by the Committee on an annual basis. In January 2011, the Committee concluded that the minimum ROCE for the 2011 annual incentive plan should be raised to 5% due to signs of an improving economy and the Company’s business levels. The Committee also concluded that the cash flow improvement component along with the ROCE component should be the performance metrics for 2011 to continue the Company’s focus on improved cash flow, the profitable use of Company resources, and profitable growth. The cash flow component for 2011 will be based on a comparison to actual 2010 cash flow. The performance metrics will be weighted based 50% on cash flow improvement and 50% on ROCE. This weighting differs from the 2010 plan which used the greater of the two benefits. The Committee also adjusted the maximum annual award from the lesser of 400% of the participant’s base salary or $3 million per participant to a maximum payout of the lesser of 250% of the target salary factor or $3 million per participant in 2011. This change reduced the maximum payout under the annual incentive plan for all participants in the plan. For example, the maximum payout for the Company’s President and CEO is $1.3 million based on January 2011 salary levels. Based on market data provided by Mercer in 2010, the incentive award salary factors for Ms. McReynolds and Mr. Kemp were raised to 100% and 70%, respectively, for 2011 to bring them to the 50th percentile as compared to our peer group.

Long-Term Cash Incentive Compensation.  The Committee adopted three-year cash incentive programs for 2008, 2009, 2010 and 2011 (each new three-year measurement period is considered a separate and distinct C-LTIP for purposes of performance measures and payouts), each of which include certain Named Executive Officers as participants. The C-LTIP provides long-term incentive compensation as described below. Management and the Committee believe that the combination of performance measures in the C-LTIP places an emphasis on motivating profitable growth and on the level of profitability from the efficient use of Company assets. Additional detail on potential payout levels can be found in the “Grants of Plan Based Awards” section.

Cash-Based LTIP – In January 2010, the Committee adopted a three-year C-LTIP program for January 1, 2010 through December 31, 2012. The 2010-2012 C-LTIP is comprised of two parts:

C-LTIP Components	Weighting
Growth Portion	60%
ROCE Portion	40%

Both the ROCE and Growth performance goals in the plan are based on studies conducted by the Company on the long-term averages of ROCE and compounded annual growth rate of consolidated earnings per share for S&P 500 publicly traded companies over longer periods of time.

For the “ROCE Portion,” the Committee determined that it would use the Company’s three-year average ROCE as its performance measure. Prior to the 2009-2011 C-LTIP, a minimum of 7% ROCE had to be achieved for any incentive to be earned with higher levels of ROCE resulting in additional earned incentive. The actual incentive earned for the ROCE Portion was dependent on the three-year average of ROCE achieved and the participant’s average annualized base salary during the measurement period. Participants receive 100% of their targeted salary factor, subject to the applicable weighting for the ROCE Portion, if an ROCE level of 10% is achieved during the measurement period. As with the Annual Cash Incentive Compensation Plan, due to the unusually severe recessionary environment, the Committee reviewed the minimum ROCE required to receive an incentive under the C-LTIP and concluded that for the 2009-2011 C-LTIP, the minimum ROCE should be lowered to 3% and this threshold was continued again for the 2010-2012 C-LTIP.

Ms. McReynolds and Messrs. Morton, Slagle and Newcity currently participate in the C-LTIP as of December 31, 2010. Mr. Kemp does not participate in the C-LTIP because he continues to participate in the Deferred Salary Agreement (“DSA”) retirement program. As described more fully below, in prior years, the Named Executive Officers were given an election to remain in the DSA or transition to the C-LTIP program. Mr. Pearson is not eligible to participate in the C-LTIP.

Participating Named Executive Officers have a salary factor expressed as a percentage of their base salary.

Job Title	C-LTIP Incentive Award Salary Factor (“Salary Factor”)
ABC President & CEO	85%
Senior Vice Presidents	70%
Vice President–CFO	55%

The following table shows how ROCE determines the percent of base salary earned under the ROCE Portion for the 2010-2012 C-LTIP:

ROCE % Achieved	Performance Factor Earned	CEO Percent of Average Base Salary Earned(1)	SVP Percent of Average Base Salary Earned(2)	VP-CFO Percent of Average Base Salary Earned(3)
<3%	0%	0%	0%	0%
3%	30%	10.2%	8.4%	6.6%
10%	100%	34%	28.0%	22.0%
15%	220%	74.8%	61.6%	48.4%
Above 15%	Increase Performance Factor by 30% for each percentage point above 15% ROCE	+10.2%	+8.4%	+6.6%

(1)  Performance Factor Earned x Salary Factor for ABC President–CEO (85%) x ROCE weighting (40%).

(2)  Performance Factor Earned x Salary Factor for SVP (70%) x ROCE weighting (40%).

(3)  Performance Factor Earned x Salary Factor for VP–CFO (55%) x ROCE weighting (40%).

For the 2010-2012 C-LTIP, the Growth Portion is based on the Company achieving an increase in consolidated EPS in the final year of the C-LTIP over an EPS baseline of $2.00. This is expressed as a compounded annual growth rate for the measurement period. Participants receive 100% of their targeted salary factor, subject to the applicable weighting for the Growth Portion, if a compounded growth rate of 8% is achieved for the measurement period. A minimum of 4% compounded annual growth rate must be achieved for any incentive to be earned. The actual incentive earned for the Growth Portion will depend on the compounded annual growth rate achieved and the participant’s average annualized base salary during the measurement period. The EPS baseline of $2.00 for 2012 was established by the Committee in recognition that the operating environment was very difficult at the beginning of 2010 and a profitability level in excess of $2.00 per share in 2012 would require performance that should result in significant benefit to shareholders.

Participating Named Executive Officers have a salary factor expressed as a percentage of their base salary (100%). The following table shows how the compounded annual growth rate of consolidated EPS determines the percent of base salary earned under the Growth Portion of the 2010-2012 C-LTIP:

Compounded Annual Growth Rate of Consolidated EPS % Achieved	Performance Factor Earned	CEO Percent of Average Base Salary Earned(1)	SVP Percent of Average Base Salary Earned(2)	VP-CFO Percent of Average Base Salary Earned(3)
<4%	0%	0%	0%	0%
4%	20%	10.2%	8.4%	6.6%
8%	100%	51.0%	42.0%	33.0%
13%	210%	107.1%	88.2%	69.3%
Above 13%	Increase Performance Factor by 30% for each 1% increase in the Compounded Annual Growth Rate of Consolidated EPS in excess of 13%	+15.3%	+12.6%	+9.9%

(1)  Performance Factor Earned x Salary Factor for ABC President–CEO (85%) x Growth weighting (60%).

(2)  Performance Factor Earned x Salary Factor for SVP (70%) x Growth weighting (60%).

(3)  Performance Factor Earned x Salary Factor for VP–CFO (55%) x Growth weighting (60%).

The maximum total 2010-2012 C-LTIP that may be paid is 400% of the participant’s average base salary during the measurement period, subject to a cap of $2 million times the number of years in the measurement period. Any payments for the 2010-2012 C-LTIP will be made in January 2013.

The 2010-2012 C-LTIP awards provide for payment of the award at the time a change in control occurs, at the greater of deemed target performance, or the performance actually attained at the time of a change in control. Previous C-LTIP awards were payable upon a qualified termination of employment during the 24-month period following a change in control. The change to the 2010-2012 C-LTIP was made in response to an IRS ruling which stated that plans with the change in control features of the previous LTIP awards would no longer be considered performance-based plans which would qualify for deductibility under Section 162(m). The 2010-2012 and 2011-2013 C-LTIP awards are intended to meet the requirements of Section 162(m).

Following Mercer’s review of peer group incentive plan designs, the Committee retained the ROCE component for the 2011-2013 C-LTIP and changed the growth component to TSR compared to an expanded peer group. The peer group consists of 20 publicly held transportation companies, all of which are engaged in motor freight transportation or related businesses as a significant part of their business. The purpose of the plan is to encourage focus on efficient use of corporate assets to create profitable growth during the measurement period and to reward participants when they outperform their peer group, particularly in light of the cyclical nature of the Company’s industry. The addition of the relative TSR component is intended to more directly align the plan with shareholder value creation. The Committee also adjusted the maximum award from 400% of the participant’s average base salary during the measurement period, subject to a cap of

$2 million times the number of years in the measurement period to a maximum payout of 250% of the participant’s target salary factor, subject to a cap of $2 million times the number of years in the measurement period. This revised limit reduced the maximum payout opportunity for all plan participants.

The expanded peer group for the TSR component of the 2011-2013 C-LTIP is as follows:

Celadon, Inc.	Ryder System, Inc.
CH Robinson Worldwide, Inc.	SAIA, Inc.
Con-way, Inc.	Swift Transportation Corporation
Covenant Transport, Inc.	United Parcel Service, Inc.
FEDEX Corp.	Universal Truckload Services
Heartland Express, Inc.	USA Truck, Inc.
J.B. Hunt Transport Services, Inc.	US Xpress Enterprises, Inc.
Knight Transportation, Inc.	Vitran Corporation
Landstar Systems, Inc.	Werner Enterprises, Inc.
Old Dominion Freight Line, Inc.	YRC Worldwide, Inc.

Equity Awards. The Company’s policies and practices for aligning the Named Executive Officers’ interests with stockholders’ interests and encouraging stock ownership by Named Executive Officers are described below:

Stock Ownership Policy – The Committee believes that the Named Executive Officers should maintain meaningful equity holdings in the Company. The Board of Directors adopted a Stock Ownership Policy (the “Policy”) for Named Executive Officers that became effective January 1, 2008. Under this Policy, Named Executive Officers must own stock with a value equal to or greater than the following multiple of their base salary by January 1, 2013 or five years from the date of their appointment to a position subject to the Stock Ownership Policy.

Position Title	Stock Ownership Multiple
ABC President & CEO	3 x base salary
Other Named Executive Officers	2 x base salary

Participants may not sell any shares granted under a Company award agreement (except to pay the exercise price of stock options or taxes generated as a result of equity grants) until they satisfy the stock ownership requirement. Stock owned in a Company-sponsored retirement plan, unvested restricted stock, unvested RSUs, and stock owned outright count toward the ownership requirement. Should a person covered by the policy fail to have the required amount accumulated after five years, then further equity grants may be discontinued until the person has complied with the Policy. The Committee monitors ownership levels annually and believes that adequate progress is being made toward the stated guidelines. The Committee reserves the right to amend or terminate the Policy at any time or waive the restrictions for any individual at its sole discretion.

Equity Award Practices – The Committee’s policy for granting equity awards states:

•                        the Committee shall be responsible for the granting of all equity-based compensation;

•                        the award dates for each grant shall be five business days following the Company’s applicable quarter’s earnings release;

•                        the exercise price or value of the grant shall be determined by reference to the closing price of the Company’s Common Stock on the specified award date; and

•                        the number of shares/units awarded will be based on stated dollar amounts for each participant.

Prior to 2005, the Named Executive Officers were awarded stock options. A portion of these options are still outstanding and all outstanding options are fully vested.

In April 2005 and 2006, the Committee awarded restricted stock shares to the Named Executive Officers. These awards provided for five-year cliff vesting, thus the 2005 restricted stock award vested in 2010 and the 2006 restricted award will vest in 2011.

Beginning in April 2007, the Committee decided to grant restricted stock units (“RSUs”) rather than restricted stock due to the tax complexities of restricted stock. The Committee believes the awarding of RSUs with five-year cliff vesting facilitates the Named Executive Officers’ accumulation of an equity interest in the Company.This vesting schedule also assists the Named Executive Officers in complying with the Stock Ownership Policy. Stock will be issued in settlement of the RSUs upon vesting.

In 2010, Named Executive Officers were granted RSUs under the Company’s 2005 Ownership Incentive Plan as follows:

Named Executive Officer	Target Award Value	RSUs Granted
Judy R. McReynolds	$330,000	14,600
Wesley B. Kemp	$240,000	10,600
J. Lavon Morton	$180,000	8,000
Roy M. Slagle	$180,000	8,000
Michael E. Newcity	$170,000	7,500
Donald W. Pearson	$80,000	3,500

The number of shares awarded to each Named Executive Officer was based on the Named Executive Officer’s position within the Company. Other considerations included the total number of shares available to be granted, the number of previously granted RSUs currently outstanding and potential shareholder dilution.

See the “Outstanding Equity Awards at 2010 Fiscal Year-End” section for additional information.

Retirement and Other Benefits. The Named Executive Officers are eligible to participate in retirement and benefit programs as described below. The Committee reviews the overall cost to the Company of the various programs generally on an annual basis or when changes are proposed. Historically, the Committee believed the benefits provided by these programs were important factors in attracting and retaining the overall officer group including the Named Executive Officers.

Historically, the Company and ABF have provided officers with the predominate portion of their long-term cash compensation through post-employment payments under the Supplemental Benefit Plan (the “SBP”) and DSA retirement programs described below. It is the Committee’s belief that the C-LTIP should be more effective in motivating the officer group to achieve multi-year strategic and financial objectives than postemployment cash compensation under the SBP and DSA programs which were generally not performance-based plans. In the transition to the C-LTIP, the Committee sought to balance the SBP and DSA participants’ existing expectations and rights under the plans with the Committee’s desire to curtail the programs. In December 2005, the SBP and the DSA programs were closed to new entrants and a cap was placed on the maximum SBP payment. In place of the SBP and DSA programs, new officers of the Company or ABF appointed after 2005 are eligible to participate in the C-LTIP.

As part of the Committee’s transition program, officers who were already participants in the SBP and DSA programs were given an irrevocable election in November 2006 to have their benefits under the SBP and DSA frozen as of January 31, 2008, and begin participating in the C-LTIP beginning in 2007. Based on this election opportunity, Ms. McReynolds agreed to freeze her SBP and DSA benefits as of January 31, 2008. Beginning in 2007, Ms. McReynolds began participating in the C-LTIP as described above.

SBP accruals were frozen for all remaining participants effective December 31, 2009. The Named Executive Officers still participating in the SBP and DSA as of the December 31, 2009 SBP freeze date were given two election options: (i) freeze their DSA benefit as of December 31, 2009 and commence participation in the C-LTIP beginning January 1, 2010; or (ii) continue participation in the DSA. Mr. Slagle and Mr. Morton elected to freeze their DSA benefit as of December 31, 2009 and began participation in the C-LTIP beginning January 1, 2010. Mr. Kemp elected to continue participating in the DSA and not participate in the C-LTIP.

Supplemental Benefit Plan – Prior to 2010, the Company maintained a noncontributory, unfunded supplemental pension benefit plan that supplements benefits under the Arkansas Best Corporation Pension Plan (the “Pension Plan”). Under the SBP, the Company will pay sums in addition to amounts payable under the Pension Plan to eligible officers, including the Named Executive Officers. The SBP has been frozen since December 31, 2009. See the “2010 Pension Benefits” section for more information.

Deferred Salary Agreements – The Company and ABF also have unfunded, noncontributory DSAs with certain of their officers. Mr. Kemp is the only Named Executive Officer that continues to accrue a benefit under the DSA. See the “2010 Pension Benefits” section for more information.

Pension Plan – As part of their postemployment compensation, the Named Executive Officers participate in the Company’s Pension Plan on the same basis as all other eligible noncontractual employees hired prior to January 1, 2006. See the “2010 Pension Benefits” section for more information on the benefit and terms and conditions of the Pension Plan.

401(k) Savings Plan – The Company maintains the Arkansas Best 401(k) and DC Retirement Plan for eligible noncontractual employees. The Named Executive Officers are eligible to participate in this plan on the same basis as all other eligible employees. Prior to 2010, the Company matched 50% of the employee’s contributions up to a maximum of 6% of the employee’s eligible earnings subject to the IRS annual compensation limit. Due to the adverse economic environment and its affect on the Company’s operating results and the need to conserve cash, the 401(k) match was suspended effective January 1, 2010.

Voluntary Savings Plan (“VSP”) – The Arkansas Best VSP is a nonqualified plan created to offset the IRC limitations on contributions to the Company’s 401(k) plan for certain eligible officers, including the Named Executive Officers. Prior to 2010, the Company matched 15% of the participant’s contributions up to a maximum annual match amount of $15,000. The match was suspended for the VSP effective January 1, 2010, for the reasons described above under 401(k) Savings Plan. See the “2010 Non-Qualified Deferred Compensation” section for a more detailed description of the VSP and amounts the Named Executive Officers have deferred under the VSP.

Health and Welfare Plans – The Company provides medical, dental, vision, life insurance and disability benefits to all eligible noncontractual employees. The Named Executive Officers are eligible to participate in these benefit plans on the same basis as all other employees. The Named Executive Officers also have individual long-term disability policies subsidized by the Company that supplement the group disability policy.

Officer Life Insurance – The Company’s and ABF’s officers, including the Named Executive Officers, are provided with life insurance coverage of $1 million in the event they suffer accidental death while traveling on Company business.

Post-Employment Medical Policy (“Executive Medical Policy”) – The Company provides the Named Executive Officers and their eligible dependents with lifetime health coverage under the Company’s Executive Medical Policy following their termination of employment after age 55 with ten years of service. The health coverage is provided through a fully insured third-party provided health plan. For 2010 and prior years, premiums for the lifetime health coverage for eligible officers and their dependents were fully paid by the Company once an eligible terminated officer reached age 60. Prior to age 60, a terminated eligible officer was required to reimburse the Company for a portion of the premium, which reimbursement has historically been set at the Company’s then current COBRA rate. Beginning in 2011, from age 60 to 65, the terminated officer is required to reimburse the Company an amount equivalent to the premium paid for health coverage by active officers of the Company. For retired officers age 65 and over, beginning in 2011 nominal premiums are charged by the Company for continued retiree coverage.

The Executive Medical Policy provides that coverage will be forfeited if the officer becomes an employee, consultant, director or has an ownership interest in any competitor of the Company.

Perquisites. Perquisites are generally limited to situations where there is some related business benefit to the Company, such as spousal attendance at Company or industry events. See the “Summary Compensation Table” for a listing of the reportable perquisites for the Named Executive Officers.

Employment Agreements and Change in Control Provisions

Our Named Executive Officers do not have employment, severance or change-in-control agreements with the Company. Each of the officer compensation programs listed below contains provisions which accelerate that program’s benefit if certain Company change in control events occur:

•          Annual Cash Incentive Plan

•          Equity Awards

•          C-LTIP

•          DSA

•          VSP

The accelerated benefits are intended to provide the officer participants with a reasonable severance package that is based on the value the officers have created and is realized by the Company’s stockholders in the event of a change in control. Generally, these change in control provisions provide that accelerated benefits will not be paid to the limited extent such benefit would constitute an excess parachute payment under IRC Section 280G. None of the change in control provisions require the Company to gross-up a Named Executive Officer for taxes they may owe on change in control benefits. See the “Potential Payments Upon Termination or Change in Control” section for additional information regarding these change in control provisions.

Ethical Conduct

The Committee has implemented a policy for the “clawback” of any bonus or incentive compensation awarded to any executive officer, including a Named Executive Officer, whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will require reimbursement of any bonus or incentive compensation awarded or effect the cancellation of unvested restricted or deferred stock awards previously granted to the executive officer under the scenarios described below:

•          The amount of the bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of the restatement

•          The executive officer engaged in intentional misconduct that caused or partially caused the need for the restatement

•          The amount of the bonus or incentive compensation that would have been awarded to the executive officer had the results been properly reported would have been lower than the amount actually awarded

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the IRC generally precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1 million per individual paid to its Chief Executive Officer or the other three most highly compensated officers of the Company (other than the Chief Executive Officer or Chief Financial Officer). Under Section 162(m), certain compensation, including “performance-based compensation,” is excluded from this deduction limitation. It is the Committee’s intent to structure compensation paid to the officers to be fully deductible; however, from time to time, the Committee may award compensation that may not be fully deductible if it determines that such awards are consistent with its compensation philosophy and in the best interests of the Company and its stockholders. The Committee has been advised that all of the 2010 compensation paid to the Named Executive Officers is deductible.

Non-Qualified Deferred Compensation. The Company designs and operates its nonqualified deferred compensation arrangements in a manner that is intended to be in compliance with Section 409A of the IRC and the final regulations issued thereunder.

Compensation Committee Report

The Compensation Committee generally meets in conjunction with the Company’s regular Board of Directors meetings but also holds special meetings when deemed appropriate. In 2010, the Compensation Committee met seven times. The Nominating/Corporate Governance Committee has determined that each member of the Compensation Committee meets applicable NASDAQ independence standards and IRC Section 162(m) non-employee director requirements. The Compensation Committee Charter is published in the Corporate Governance section of the Company Web site at www.arkbest.com.

The Compensation Committee has reviewed and discussed the above Compensation Discussion & Analysis with management and based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that it be included in the Company’s Annual Report filed on Form 10-K and, as applicable, the Company’s 2011 Proxy Statement.

Committee Members

William M. Legg, Chairman

John H. Morris

John W. Alden

Compensation Committee

Interlocks and Insider Participation

None of the Compensation Committee members are officers or employees or former officers or employees of the Company. No ABC executive officer serves as a member of the Board of Directors of any other entity or the Compensation Committee of any other entity that has one or more executive officers serving as a member of the ABC’s Board or Compensation Committee. Messrs. Legg, Alden and Morris served on the Compensation Committee in 2010.

Summary Compensation Table

The following table sets forth compensation paid for the fiscal years indicated for our principal executive and principal financial officer, our three other most highly compensated executive officers for 2010, and an additional officer who served as principal financial officer for a period of time during 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Judy R. McReynolds(5) ABC President–CEO	2010 2009 2008	$450,000 275,000 268,750	$329,376 180,400 181,608	$ – – –	$142,799 – –	$72,776 109,672 –	$2,818 8,471 8,021	$997,769 573,543 458,379

Wesley B. Kemp(6) ABF President–CEO	2010 2009 2008	400,000 350,000 300,000	239,136 239,030 181,608	– – –	118,120 – –	228,821 265,350 861,392	19,852 39,405 35,656	1,005,929 893,785 1,378,656

J. Lavon Morton(7) ABC Senior Vice President– Tax and Chief Audit Executive	2010	275,000	180,480	–	74,338	113,460	1,483	644,761

Roy M. Slagle ABF Senior Vice President– Sales and Marketing	2010 2009 2008	275,000 275,000 268,750	180,480 180,400 181,608	– – –	74,711 – –	271,657 158,841 665,878	21,855 25,907 55,121	823,703 640,148 1,171,357

Michael E. Newcity(8) ABC Vice President– Chief Financial Officer	2010	190,083	169,200	–	36,572	33,956	291	430,102

Donald W. Pearson(9) ABC Vice President– Treasurer	2010	170,000	78,960	–	27,972	35,644	892	313,468

(1)          The amounts reflect the aggregate grant date fair value of Restricted Stock Unit (“RSU”) awards to the Named Executive Officers during each year under the 2005 Ownership Incentive Plan, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, determined without regard to forfeitures. These amounts reflect our calculation of the value of these awards on the grant date. The fair value of RSU awards is equal to the fair market value of the Company’s Common Stock on the date of grant multiplied by the number of RSUs awarded. The actual amount realized by the officer will vary based on a number of factors, including the Company’s performance, stock price fluctuations, and applicable vesting. Dividends are paid on RSUs at the same rate and at the same time as the dividends paid to Company stockholders.

(2)          The amounts reflect annual incentive cash compensation earned during 2010 and paid during January 2011 for the Annual Incentive Plan. See the “2010 Grants of Plan-Based Awards” table for additional information on these plan awards. There were no amounts accrued under the C-LTIPs during 2010 for the 2008-2010, 2009-2011 or the 2010-2012 C-LTIPs.

	McReynolds	Kemp	Morton	Slagle	Newcity	Pearson

Annual Incentive Plan	$142,799	$118,120	$74,338	$74,711	$36,572	$27,972
C-LTIP	–	–	–	–	–	–
Total	$142,799	$118,120	$74,338	$74,711	$36,572	$27,972

(3)          Reflects the increase/decrease in actuarial value for each year for the Company’s Pension Plan, legacy Supplemental Benefits Plan (“SBP”) and Deferred Salary Agreements (“DSAs”). The SBP and DSA have been frozen to new entrants and only apply to certain Named Executive Officers. The value is determined using the same assumptions as used by the Company for financial reporting purposes for the Arkansas Best Corporation Pension Plan, SBP and DSAs. See the “2010 Pension Benefits” section for additional information on these plans. Earnings under the Arkansas Best Voluntary Savings Plan are not above market and are not included in this column. The 2010 change in value by plan is as follows:

	McReynolds	Kemp	Morton	Slagle	Newcity	Pearson

Pension Plan	$37,916	$53,839	$46,655	$93,416	$33,956	$35,644
Supplemental Benefit Plan	30,444	1,937	56,992	158,995	–	–
Deferred Salary Agreement	4,416	173,045	9,813	19,246	–	–
Total Increase	$72,776	$228,821	$113,460	$271,657	$33,956	$35,644

(4)          All Other Compensation for 2010 consists of the following:

	McReynolds	Kemp	Morton	Slagle	Newcity	Pearson

401(k) Company Match	$–	$–	$–	$–	$–	$–
Long-Term Disability Premiums	1,931	2,276	1,303	1,161	111	712
24-Hour Accidental Death Premiums	180	180	180	180	180	180
Perquisites(i)	–	15,886	–	18,383	–	–
Gross-Ups(ii)	707	1,510	–	2,131	–	–
Total Other Compensation	$2,818	$19,852	$1,483	$21,855	$291	$892

(i)             Perquisite values for Messers. Kemp and Slagle include expenses for spousal travel to Company or industry events and any related Company lost tax deduction resulting from the spouse accompanying the Named Executive Officer on a Company airplane, and travel club fees.

In general, the Company’s executive officers are not allowed to use corporate aircraft for personal trips. When appropriate for business purposes, executive officers’ spouses are permitted to accompany them on trips. Executive officers are also permitted to invite their spouse or other personal guests to occasionally accompany them on business trips when space is available. When the spouse’s or guest’s travel does not meet the IRS standard for “business use,” the cost of that travel, determined under the IRS Standard Industrial Fare Level, is imputed as income to the executive officer, and if the spouse’s travel was related to a business purpose, the Company will reimburse the executive officer for the associated income tax resulting from the imputed income.

The Company determines the cost of personal use of Company aircraft using all aircraft operating costs and total flight hours as prescribed by IRS Notice 2005-45 and related regulations. Under IRS rules, spousal travel on a business trip is generally considered nonbusiness travel. The incremental cost to the Company included in the perquisite values above is based on the Company’s normal effective income tax rate.

(ii)          Tax gross-ups for Ms. McReynolds and Messrs. Kemp, and Slagle are for spousal travel to a Company or industry event.

(5)          Ms. McReynolds became ABC President–Chief Executive Officer effective January 1, 2010.

(6)          Mr. Kemp became ABF President–Chief Executive Officer effective January 1, 2010.

(7)          Mr. Morton became ABC Senior Vice President–Tax and Chief Audit Executive effective January 1, 2010. Mr. Morton was not a Named Executive Officer for 2008 or 2009. Accordingly, the table includes Mr. Morton’s compensation for 2010 only.

(8)          Mr. Newcity became ABC Vice President–Chief Financial Officer effective June 1, 2010. Mr. Newcity was not a Named Executive Officer for 2008 or 2009. Accordingly, the table includes Mr. Newcity’s compensation for 2010 only.

(9)          Mr. Pearson served as principal financial officer from January 1, 2010 through May 31, 2010. Mr. Pearson was not a Named Executive Officer for 2008 or 2009. Accordingly, the table includes Mr. Pearson’s compensation for 2010 only.

2010 Grants of Plan-Based Awards

The following table provides information related to nonequity and equity-based awards made to the Named Executive Officers for the 2010 fiscal year:

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2, 3)			All Other Stock Awards
Name (a)	Award Type(1)	Grant Date (b)	Approval Date (c)(4)	Threshold	Target ($) (d)	Maximum	Number of Shares of Stock or Units (#) (d)(5)	Grant Date Fair Value of Stock Awards (e)(6)
Judy R. McReynolds	AIP	01/25/2010	N/A	$ –	$ 270,000	$ 1,800,000
	RSU	7/28/2010	7/22/2010				14,600	$ 329,376
	C-LTIP	01/25/2010	N/A	–	398,004	1,872,960
Wesley B. Kemp	AIP	01/25/2010	N/A	–	220,000	1,600,000
	RSU	7/28/2010	7/22/2010				10,600	239,136
J. Lavon Morton	AIP	01/25/2010	N/A	–	137,500	1,100,000
	RSU	7/28/2010	7/22/2010				8,000	180,480
	C-LTIP	01/25/2010	N/A	–	120,182	1,144,587
Roy M. Slagle	AIP	01/25/2010	N/A	–	137,500	1,100,000
	RSU	7/28/2010	7/22/2010				8,000	180,480
	C-LTIP	01/25/2010	N/A	–	120,182	1,144,587
Michael E. Newcity	AIP	01/25/2010	N/A	–	76,033	760,332
	RSU	7/28/2010	7/22/2010				7,500	169,200
	C-LTIP	01/25/2010	N/A	–	74,386	901,644
Donald W. Pearson	AIP	01/25/2010	N/A	–	51,000	680,000
	RSU	7/28/2010	7/22/2010				3,500	78,960

(1)	Award Types:
AIP = Annual Incentive Compensation Plan
RSU = Restricted Stock Units granted under the 2005 Ownership Incentive Plan
C-LTIP = Three-Year Long-Term Incentive Compensation Plan (2010-2012 Plan Period)

(2)

The 2010 performance criteria for the AIP was approved by the Compensation Committee (the “Committee”) of the Company’s Board of Directors on January 25, 2010. Amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column represent the target and maximum payment levels for the ROCE component of the 2010 AIP. There is no threshold level. Awards under the AIP are described in greater detail in the narrative following this table and in the section above entitled “Compensation Discussion & Analysis – Components of Compensation – Annual Cash Incentive Compensation.” As reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table, payments were made with respect to the 2010 AIP awards based on cash flow improvement.

(3)

The performance criteria for the C-LTIP award was approved by the Committee on January 25, 2010. Amounts shown in the “Estimated Future Payments Under Non-Equity Incentive Plan Awards” column represent the target and maximum payment levels with respect to C-LTIP awards granted in 2010. There is no threshold level. Awards under the C-LTIP are described in greater detail in the narrative following this table and in the section above entitled “Compensation Discussion & Analysis – Components of Compensation – Long-Term Cash Incentive Compensation.”

(4)

The RSU award was approved by the Committee on July 22, 2010; however, the award was not effective until July 28, 2010. The terms of the Company’s equity award policy state the effective date of an equity award is the date which is five business days following the Company’s most recent quarter’s earnings release.

(5)	Reflects the number of RSUs awarded under the 2005 Ownership Incentive Plan on July 28, 2010.

(6)	Reflects the full grant date fair value ($22.56 per share) of RSU awards made under the 2005 Ownership Incentive Plan on July 28, 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Discussion of Total Compensation Reported in Summary Compensation Table for 2010

Non-Equity Incentive Compensation

Annual Incentive Compensation Plan: The 2010 awards granted under the Company’s AIP were made on January 25, 2010. Awards under the AIP become payable based on the Company’s actual performance for the year in relation to pre-established performance goals. AIP awards earned are generally paid as soon as administratively practicable following the date the awards are calculated, but no later than March 15 of the year following the year to which the performance goals relate. Participants generally must be employed on the payment date in order to receive payment of their earned AIP awards. However, if participants are terminated during the plan year due to early retirement (age 55 with 10 years of service), normal retirement (age 65), death or disability, such participants remain eligible to receive a prorated AIP award, provided, in the case of early or normal retirement, the individual has been a participant for at least 90 days during the plan year. Payment of the prorated incentive, if any, is made at the end of the measurement period. Upon any other termination, a participant’s award will be forfeited, unless the Committee, in its discretion, decides that a prorated award should be paid. Upon a change in control, participants are entitled to a pro rata payment equal to the greater of 100% of their target salary factor or the final award actually determined for the plan year during which the change in control occurs. Target salary factors are set forth in the “Compensation Discussion & Analysis” in the section entitled “Components of Compensation – Annual Cash Incentive Compensation.” Additional information regarding the treatment of these awards upon termination or a change in control is provided in the section below entitled “Potential Payments Upon Termination or Change in Control.”

For 2010, the performance goals were based on the level of free cash flow and the ROCE for the Company. Free cash flow over forecasted free cash flow of at least $25 million for 2010 was necessary to trigger any payments under the 2010 cash flow component of the AIP award. A higher increase in improvement of free cash flow or higher level ROCEs would have resulted in higher incentive payments. The maximum payment to any individual allowed under the plan during 2010 was the lesser of (i) 400% of the Participant’s Base Salary as of January 1, 2010, or (ii) $3 million. The incentive opportunities provided under the cash flow component of the AIP awards were established at much lower levels than the historical ROCE plan. For example, the target as a percent of base salary for the CEO is 60% under the ROCE component and 27% under the cash flow component.  Because the Company’s ROCE did not reach a level that resulted in a payout greater than the cash flow component for 2010, no payments were made with respect to the ROCE component of the AIP awards granted in 2010. An incentive was earned under the cash flow component of the 2010 AIP. See the “Compensation Discussion & Analysis” in the section above entitled “Components of Compensation – Annual Cash Incentive Compensation” for further detail regarding awards under the Company’s AIP.

C-LTIP Plan: The 2010 awards granted under the C-LTIP were granted on January 25, 2010. Awards under the C-LTIP become payable based on the Company’s actual performance over a three-year measurement period in relation to pre-established performance goals. Generally, participants in the C-LTIP must remain employed through the end of the measurement period in order to receive payment of any earned award. However, if participants have at least 12 months of employment during a measurement period, such participants are eligible for a prorated benefit upon retirement (age 55 with 10 years of service), death or disability based on their base salary received and the period of time employed during the measurement period and payment, if any, is made at the end of the measurement period.

Upon a change in control, the participant is entitled to a pro rata benefit based on the number of months of participation in the applicable measurement period. The incentive is equal to the greater of 100% of their target salary factor or the actual award earned during the measurement period. Target salary factors are set forth in the “Compensation Discussion & Analysis” in the section above entitled “Components of Compensation – Long-Term Cash Incentive Compensation.” Additional information regarding the treatment of these awards upon termination or a change in control is provided in the section below entitled “Potential Payments Upon Termination or Change in Control.”

For the 2010-2012 C-LTIP, the performance goals were based on ROCE and earnings per share growth for 2010 through 2012. No payment will be made under the ROCE portion of the C-LTIP if the ROCE is less than 3%, with higher ROCEs resulting in higher incentive payments. No payment will be made under the earnings per share growth portion of the C-LTIP if the compounded annual growth rate of consolidated earnings per share over a baseline of $2.00 is less than 4%, with higher growth amounts resulting in higher incentive payments. The maximum payment to any individual allowed under the 2010-2012 C-LTIP is 400% of average base salary for the measurement period. The incentive earned under the C-LTIP plan will depend on the actual three-year average of ROCE achieved, the earnings per share growth and the participant’s average annualized base salary during the measurement period. Any payment for the C-LTIP award associated with 2010-2012 measurement period will be calculated and paid in January 2013.

Stock Awards under the 2005 Ownership Incentive Plan

Restricted Stock Units (“RSUs”) were granted under the Company’s 2005 Ownership Incentive Plan on July 28, 2010. Vesting and settlement of RSUs generally occurs on the earlier of the fifth anniversary of the award date or the date the participant experiences a qualifying termination from employment with the Company. Upon a participant’s normal retirement (age 65) or termination due to death or disability, the RSUs will fully vest. If termination of the participant occurs within 24 months of a change in control of the Company for good reason or without cause (as defined in the RSU agreement), the participant’s RSUs become fully vested and will be distributed as soon as administratively possible, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC. Upon early retirement eligibility (age 55 with 10 years of service), if a minimum of twelve months have elapsed since the award date, the participant is entitled to a pro rata number of RSUs based on the number of whole months since the award date. The remaining shares subject to the RSUs will continue to vest with respect to 1/60 of the total number of shares subject to the award each month through the participant’s actual retirement date or, if sooner, the end of the vesting period. A participant does not have to terminate employment in order to vest upon normal or early retirement eligibility, but no RSUs will be distributed until actual termination or the fifth anniversary of the award date, if earlier. Dividend equivalents are paid on RSUs at the same rate and at the same time as the dividends paid to Company stockholders.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information related to any equity-based awards outstanding as of December 31, 2010 for the Named Executive Officers:

Option Awards (1)					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock that Have Not Vested (#)(2) (f)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3) (g)
Judy R. McReynolds					4,600(4)	$ 126,132
	4,000	–	$ 24.3750	1/18/2011	4,600(5)	126,132
	3,467	–	28.0500	12/19/2011	4,600(6)	126,132
	6,000	–	24.5900	1/22/2013	8,000(7)	219,360
	7,500	–	29.1000	1/28/2014	14,600(8)	400,332
Wesley B. Kemp					307(4)	8,418
					1,227(5)	33,644
	4,000	–	28.0500	12/19/2011	2,147(6)	58,871
	7,500	–	24.5900	1/22/2013	7,067(7)	193,777
	7,500	–	29.1000	1/28/2014	10,600(8)	290,652
J. Lavon Morton					267(4)	7,321
					1,067(5)	29,257
	4,447	–	28.0500	12/19/2011	1,913(6)	52,454
	3,000	–	24.5900	1/22/2013	4,733(7)	129,779
	7,500	–	29.1000	1/28/2014	8,000(8)	219,360
Roy M. Slagle					307(4)	8,418
	4,140	–	24.3750	1/18/2011	1,227(5)	33,644
	4,000	–	28.0500	12/19/2011	2,147(6)	58,871
	7,500	–	24.5900	1/22/2013	5,333(7)	146,231
	7,500	–	29.1000	1/28/2014	8,000(8)	219,360
Michael E. Newcity					650(4)	17,823
					650(5)	17,823
					650(6)	17,823
					1,100(7)	30,162
					7,500(8)	205,650
Donald W. Pearson					650(4)	17,823
	400	–	24.3750	1/18/2011	650(5)	17,823
	2,000	–	28.0500	12/19/2011	650(6)	17,823
	1,000	–	24.5900	1/22/2013	1,100(7)	30,162
	1,000	–	29.1000	1/28/2014	3,500(8)	95,970

(1)                  All stock options previously granted (i) have an exercise price not less than the closing price of the Company’s Common Stock on the grant date, (ii) became exercisable with respect to 20% of total option shares each year, generally starting on the first anniversary of the grant date, and (iii) are granted for a term of 10 years. Upon normal retirement (age 65), death, disability or change in control of the Company, a participant’s stock options vest in full, except the Company has the discretion to limit the accelerated vesting of option upon a change in control if such accelerated vesting would result in excess parachute payments under Section 280G of the IRC. Following a participant’s termination as a result of death, disability, normal retirement (age 65) or early retirement (age 55 with 10 years of service), a participant will have two years from the date of termination to exercise stock options.

(2)                  Vesting of restricted stock and RSUs generally occurs on the fifth anniversary of the award date, and settlement of RSUs generally occurs at that time. Upon a participant’s normal retirement (age 65) or termination due to death or disability, restricted stock and RSUs generally will become vested in full. If termination of the participant occurs within 24 months of a change in control of the Company for good reason or without cause (as defined in the award agreements governing such awards), the participant’s restricted stock and RSUs become fully vested and will be distributed as soon as administratively possible, except for RSUs where payment must be delayed for six months for key employees as required by Section 409A of the IRC. Upon early retirement (age 55 with ten years of service), the participant is entitled to the vesting of a pro rata number of shares of restricted stock and/or RSUs based on the number of whole months elapsed since the award date if there has elapsed a minimum of twelve months since the award date. Employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment continue to vest in 1/60th of their restricted stock and RSU awards each month.

(3)                  Reflects the value of unvested restricted stock and RSUs as of December 31, 2010 awarded under the 2005 Ownership Incentive Plan. The value is based on the closing market price of the Company’s Common Stock of $27.42 on December 31, 2010.

(4)                  These restricted stock awards fully vest on April 17, 2011, the fifth anniversary of their grant date. Dividends are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(5)                  These RSU awards fully vest on April 23, 2012, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(6)                  These RSU awards fully vest on April 30, 2013, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(7)                  These RSU awards fully vest on April 29, 2014, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

(8)                  These RSU awards fully vest on July 28, 2015, the fifth anniversary of their grant date. Dividend equivalents are paid at the same rate and at the same time as dividends paid to the Company’s stockholders.

2010 Option Exercises and Stock Vested

The following table provides information related to stock options exercised in 2010 by the Named Executive Officers and restricted stock and RSUs that became vested during the 2010 fiscal year for the Named Executive Officers:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)(5)	Number of Shares Acquired on Vesting (#) (d)(1, 2, 3, 4)	Value Realized on Vesting ($) (e)(6)

Judy R. McReynolds	–	$ –	4,000	$ 122,240

Wesley B. Kemp	10,000	–	6,561	177,865

J. Lavon Morton	–	–	5,054	135,986

Roy M. Slagle	2,400	23,028	5,694	153,101

Michael E. Newcity	–	–	650	19,864

Donald W. Pearson	–	–	650	19,864

(1)          The Company has determined that tax liability is incurred by restricted stock award recipients who are eligible for accelerated vesting upon early retirement (age 55 and 10 years of service); therefore, employees, including Named Executive Officers, who have attained the early retirement age and service requirements but have not terminated employment are subject to income tax monthly on a pro rata portion of their restricted stock award. Restricted stock shares are reduced monthly by the number of shares necessary to reimburse the Company for its minimum statutory tax withholding obligations for the value of restricted stock shares which have become subject to current tax liability for the award recipient. The balance of the taxable vested restricted stock shares that is not reduced to cover withholding obligations remains as outstanding vested shares that are subject to transfer restrictions for the Named Executive Officer until the earlier of five years from the award date or a qualifying termination event. Messrs. Kemp, Morton and Slagle were subject to this pro rata vesting in 2010. The following shares of restricted stock vested pro rata in 2010. Of the 6,561 shares that vested in 2010 for Mr. Kemp, 1,188 shares vested pro rata of which 424 were cancelled to cover withholding obligations and 764 are vested but subject to transfer restrictions; of the 5,054 shares that vested in 2010 for Mr. Morton, 1,067 vested pro rata of which 390 were cancelled to cover withholding obligations and 677 are vested but subject to transfer restrictions; of the 5,694 shares that vested in 2010 for Mr. Slagle, 1,187 vested pro rata of which 433 were cancelled to cover withholding obligations and 754 are vested but subject to transfer restrictions.

(2)          Upon final vesting of the 2005 restricted stock award on April 20, 2010, for Ms. McReynolds’ 4,000 vested shares, 1,338 were cancelled to cover withholding obligations and 2,662 were issued to Ms. McReynolds; for Mr. Newcity’s 650 vested shares, 258 were cancelled to cover withholding obligations and 392 were issued to Mr. Newcity; for Mr. Pearson’s 650 vested shares, he elected to pay the withholding obligation by check and 650 shares were issued to Mr. Pearson. All the shares issued for the 2005 restricted award at final vesting are free of all restrictions. All shares owned by executive officers are subject to company imposed restrictions that limit trading during periods when officers have material nonpublic information as well as the Company’s policy related to minimum stock ownership for executive officers as discussed in the CD&A.

(3)          Upon final vesting of the 2005 restricted stock award on April 20, 2010, the transfer restrictions on Messrs. Kemp, Morton and Slagle’s previously vested restricted stock lapsed. As a result, Mr. Kemp was issued 2,628 shares, Mr. Morton was issued 2,621 shares, and Mr. Slagle was issued 2,629 shares from the 2005 restricted stock award free of all restrictions.

(4)          Of the 6,561 shares that vested in 2010 for Mr. Kemp, 5,373 represented vested RSUs. Of the 5,054 shares that vested in 2010 for Mr. Morton, 3,987 represented vested RSUs. Of the 5,693 shares that vested in 2010 for Mr. Slagle, 4,507 represented vested RSUs. The RSUs will be settled at the earlier of five years from the award date or a qualifying termination event. The value of the vested outstanding RSUs is reported in the 2010 Nonqualified Deferred Compensation Table.

(5)          Value realized from the exercise of stock options is equal to the difference between the closing market price of the Company’s Common Stock on the date of exercise and the exercise price of the options, multiplied by the number of shares with respect to which the option is being exercised. Mr. Kemp exercised 10,000 shares of the Common Stock and the exercise price of the options was greater than the closing market price on the exercise date, therefore, no value is reported in the table. Based on the actual sale price for the shares obtained from the exercise, the value realized was $3,205.

(6)          Value realized from restricted stock and RSUs is equal to the closing market price of the Company’s Common Stock on the date of vesting multiplied by the number of vested shares.

2010 Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 with respect to the Company’s compensation plans under which equity securities of the Company are authorized for issuance:

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans,
	Outstanding Options,	Outstanding Options,	Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights(3)	Reflected in Column (a)

Equity Compensation Plans Approved by Security Holders	1,165,004 (1)	$ 27.4619	1,116,036
Equity Compensation Plans Not Approved By Security Holders(2)	155,703	26.3710	–

Total	1,320,707	$ 27.0779	1,116,036

(1)          This amount includes stock option awards outstanding under the 2002 Arkansas Best Corporation Stock Option Plan and the 1992 Stock Option Plan (the “Prior Plans”) and RSU awards under the 2005 Ownership Incentive Plan. No grants were made from the Prior Plans after April 20, 2005. On April 20, 2005, the Company’s stockholders approved the 2005 Ownership Incentive Plan which provides for the award of incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, (“RSUs”) and performance award units. The 2005 Ownership Incentive Plan does not permit reload options. The aggregate number of shares that may be issued pursuant to awards under the 2005 Ownership Incentive Plan, as of December 31, 2010, is 2,200,000 shares plus any shares subject to outstanding awards under the Prior Plans and the Arkansas Best Corporation Non-Qualified Stock Option Plan that cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) on or after April 20, 2005. No options have been granted under the Company’s 2005 Ownership Incentive Plan. The Board’s Compensation Committee administers each of these plans. The table above does not reflect any previously granted restricted stock under any of the Company’s plans.

(2)          On April 19, 2000, the Company adopted its Non-Qualified Stock Option Plan (“2000 Non-Qualified Plan”), as a broad- based plan with 1,000,000 option shares authorized for awards. No grants were made from the 2000 Non-Qualified Plan after April 20, 2005. No awards were ever made under the 2000 Non-Qualified Plan to members of the Company’s Board of Directors or to its Named Executive Officers at any time during which they were a Named Executive Officer.

(3)          The weighted-average exercise price does not include RSU awards.

2010 Pension Benefits

The following table illustrates the present value of the accumulated benefit as of December 31, 2010 from the Arkansas Best Corporation Pension Plan (the “Pension Plan”), ABC Supplemental Benefit Plan (the “SBP”), and Deferred Salary Agreements (collectively “DSA”) for the Named Executive Officers:

		Number of Years	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit	Last Fiscal Year
(a)	(b)	(#)(c)	($)(d)	($)(e)
Judy R. McReynolds(1)	ABC Pension Plan	13.6	$ 181,474	$ –
	ABC Supplemental Benefit Plan	10.7	260,292	–
	ABC Deferred Salary Agreement	10.7	78,012	–
Wesley B. Kemp(2)	ABC Pension Plan	41.5	1,142,002	–
	ABC Supplemental Benefit Plan	40.5	3,639,082	–
	ABC Deferred Salary Agreement	41.5	991,505	–
J. Lavon Morton(3)	ABC Pension Plan	14.1	321,271	–
	ABC Supplemental Benefit Plan	13.1	1,230,680	–
	ABC Deferred Salary Agreement	13.1	173,350	–
Roy M. Slagle(3)	ABC Pension Plan	34.4	830,041	–
	ABC Supplemental Benefit Plan	33.4	2,465,656	–
	ABC Deferred Salary Agreement	33.4	340,007	–
Michael E. Newcity	ABC Pension Plan	17.5	111,525	–
Donald W. Pearson	ABC Pension Plan	25.1	279,247	–

(1)          Ms. McReynolds elected to cease participation in the SBP and DSA and the benefits were frozen effective January 31, 2008. Number of Years of Credited Service for the SBP and DSA was frozen based on her service as of the January 31, 2008 freeze date. See the “Components of Compensation – Retirement and Other Benefits” section of the “Compensation Discussion & Analysis” for additional information.

(2)          Mr. Kemp’s SBP benefit was frozen effective December 31, 2009. Number of Years of Credited Service for the SBP was frozen based on his service as of the December 31, 2009 freeze date. See the “Components of Compensation – Retirement and Other Benefits” section of the “Compensation Discussion & Analysis” for additional information.

(3)          The SBP and DSA benefits were frozen effective December 31, 2009 for all remaining participants. Mr. Morton and Mr. Slagle elected to cease participation in the DSA effective December 31, 2009. Number of Years of Credited Service for the SBP and DSA is frozen based on the Named Executive Officer’s service as of the December 31, 2009 freeze date. See the “Components of Compensation – Retirement and Other Benefits” section of the “Compensation Discussion & Analysis” for additional information.

The actuarial present value of the accumulated benefits disclosed above is determined using the same assumptions as used by the Company for financial reporting purposes except the payment date is assumed to be age 60 for the Pension Plan and SBP rather than age 65. Such assumptions are discussed in Note I to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010. Age 60 is the earliest date a benefit can be paid with no benefit reduction under the Pension Plan and SBP. The payment date is assumed to be age 65 for the DSA which is the earliest date a benefit can be paid with no benefit reduction.

Pension Plan. The Pension Plan is a tax-qualified defined benefit plan that covers certain nonunion employees, including the Named Executive Officers. Benefits are based upon a participant’s years of service and the highest average monthly earnings for sixty (60) consecutive months referred to as final average pay (“FAP”) and expressed in terms of annual compensation. As of December 31, 2010, the FAP for the Named Executive Officers without regard to Internal Revenue Code (“IRC”) limitations was: Ms. McReynolds, $460,557; Mr. Kemp, $505,364;

Mr. Morton, $412,113; Mr. Slagle, $493,371; Mr. Newcity, $153,386; and Mr. Pearson, $153,506. Eligible earnings generally include salary and annual incentive payments and are subject to the IRC annual compensation limitation. For 2010, the annual IRC limitation was $245,000. Pension Plan benefits are also subject to certain other limitations in the IRC. Benefits are paid from the Arkansas Best Pension Trust. Participants may elect a lump sum or annuity payment. Payment from the Pension Plan is made upon normal retirement, early retirement, termination, death or disability as defined and more fully described in the “Potential Payments Upon Termination or Change in Control” section.

Normal retirement (age 65 or older) benefits under the Pension Plan are calculated as a lump sum equal to:

10% x FAP x years of service + after-tax employee contributions (if any)

After-tax contributions to the Pension Plan were only allowed prior to July 1, 1988.

Early retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 5% for each year he or she retires prior to age 60.

No new participants were permitted in the Pension Plan after December 2005, but benefit accruals for existing participants continue under the Pension Plan.

Supplemental Benefit Plan. The SBP supplements benefits under the Pension Plan. The SBP was designed to replace benefit reductions (i) from various IRC limits, and (ii) from reductions in the rate of benefit accruals from the Company’s 1985 pension formula. The SBP takes into account all eligible earnings under the Pension Plan without regard to IRC limitations. Participation in the SBP was generally limited to officers of the Company or ABF, including the Named Executive Officers. Upon termination of employment, benefits are paid in a lump sum as soon as administratively feasible. Certain benefits must be delayed for six months for key employees as required by Section 409A of the IRC. Benefits are paid from the general assets of the Company.

Benefits under the SBP are calculated as an annuity and then converted to a lump sum.

The annuity formula for the ABC Supplemental Benefit Plan is:

1% x $400 x years of service + 2.0% x (FAP–$400) x years of service – Pension Plan benefit

The annuity formula for ABF employees under the ABC Supplemental Benefit Plan is:

.75% x $400 x years of service + 1.75% x (FAP–$400) x years of service – Pension Plan benefit

Early retirement eligible participants (age 55 with 10 years of service) are subject to a benefit reduction of 6% per year for each year prior to age 60.

No new participants were permitted in the SBP after December 2005, and caps have been placed on the maximum benefits payable. Benefit accruals in the SBP were frozen for all remaining participants effective December 31, 2009.

Mr. Kemp, Mr. Morton and Mr. Slagle each met the early retirement criteria under the Pension Plan and SBP as of December 31, 2010.

Deferred Salary Agreements. The Company and ABF have unfunded, noncontributory DSAs with certain of their officers, including the Named Executive Officers. No DSA has been entered into since December 2005, and neither the Company nor ABF will enter into these agreements in the future. For the existing DSAs, upon normal retirement (age 65), death or disability as defined in the “Potential Payments Upon Termination or Change in Control” section, the DSA benefit is equal to 35% of the participant’s final monthly base salary paid monthly for 120 months. Upon termination of employment prior to age 65, the monthly benefit is equal to the participant’s years of service (with a maximum of 25 years) times 3% times 35% of the participant’s final monthly base salary. Benefit payments commence in the month following termination, except to the extent a portion of the benefit must be delayed for six months for key employees as required by Section 409A of the IRC. DSA benefits are paid from the general assets of the Company.

The DSAs provide that in the event of a change in control of the Company, as defined in the “Potential Payments Upon Termination or Change in Control” section, followed by the officer’s termination within three years for pre-2005 deferred salary accruals or within two years for post-2004 deferral salary accruals all benefits become 100% vested. The DSA benefit will be paid as a lump sum within fifteen days, with the 120 monthly installments discounted at 6.22% as provided in the DSA, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC. DSA benefits will be reduced to the extent required to avoid being classified as excess parachute payments under Section 280G of the IRC. Other than during a three-year period following a change in control of the Company for benefits accrued and vested prior to 2005 or during a two-year period following a change in control of the Company for benefits accrued and vested after 2004, any unpaid DSA benefit is subject to forfeiture if the participant is discharged for wrongful conduct injurious to the Company, or if, following the date of termination, the participant discloses confidential information relating to the Company to unauthorized persons or becomes employed or renders services to a competitor of the Company.

The Company has a practice of not granting extra years of credited services under any of its benefit plans.

2010 Non-Qualified Deferred Compensation

This table shows the Named Executive Officers’ deferred compensation activity during fiscal year 2010 with respect to outstanding vested Restricted Stock Units (“RSUs”) and the Arkansas Best Voluntary Savings Plan (“VSP”). While Named Executive Officers are eligible to participate in the VSP, no Named Executive Officers made deferrals to the VSP in 2010.

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)(1)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year Ended ($) (f)(2, 3, 4)
Judy R. McReynolds	$ –	$ –	$ –	$ –	$ –

Wesley B. Kemp	–	–	(18,814)	–	256,654

J. Lavon Morton	–	–	13,289	–	374,626

Roy M. Slagle	–	–	(17,071)	–	232,889

Michael E. Newcity	–	–	–	–	–

Donald W. Pearson	–	–	–	–	–

(1)          The earnings amount represents an estimate of annual earnings with respect to vested but unpaid RSUs and is based on the difference in closing market price of the Company’s Common Stock of $29.43 as of December 31, 2009 and $27.42 as of December 31, 2010 multiplied by the number of vested RSUs as of December 31, 2010 described in footnote (4). For Mr. Morton, this amount also includes earnings in the VSP during 2010.

(2)          Includes 9,360 vested RSUs for Mr. Kemp, 7,487 vested RSUs for Mr. Morton, and 8,493 vested RSUs for Mr. Slagle. The value is based on the closing market price of the Company’s Common Stock of $27.42 on December 31, 2010. RSUs that vested during 2010 are reported in the 2010 Option Exercises and Stock Vested Table.

(3)          For Mr. Morton, this amount also includes his balance in the VSP. Mr. Morton is the only Named Executive officer with a balance in the VSP.

(4)          Amounts previously reported in the Summary Compensation Table or RSUs in prior years (2007, 2008 and 2009) to the extent these RSUs are reflected in the above Non-Qualified Deferred Compensation table are provided in the table below. RSUs awarded in 2010 are reported above in the Summary Compensation Table.

	Kemp	Morton	Slagle
2007 RSU Expense in 2007	$ 31,752	N/A	$ 25,402
2007 RSU Expense in 2008	46,256	N/A	37,005
2007 RSU Expense in 2009	44,827	N/A	35,862
2008 RSU Grant Date Fair Value	181,608	N/A	181,608
2009 RSU Grant Date Fair Value	239,030	N/A	180,400
Total	$ 543,473	N/A	$ 460,277

VSP. Eligible participants in the VSP include certain officers of the Company and its subsidiaries, including the Named Executive Officers. The VSP is a nonqualified plan created to offset the IRC limitations on contributions by highly compensated employees to the Company’s 401(k) Plan. The VSP allows participants to annually defer from 1% to 75% of each of their base salary and incentive compensation that is paid in cash. The Company match was suspended effective January 1, 2010. Prior to 2010, the Company made matching contributions to the VSP equal to 15% of the participant’s VSP contributions made, up to an annual maximum match of $15,000. The Company match generally vests five years from the year in which the deferral occurs. Accelerated vesting of the Company match occurs upon termination, death, disability, attaining age 60 or a change in control of the Company. See the “Potential Payments Upon Termination or Change in Control” section for additional information.

Participants can select investments from a select group of mutual funds that are generally the same options available under the Company’s 401(k) Plan. Although no assets may actually be invested, the participant’s benefit value is based on the gains/losses of the investments they choose. No above-market or preferential earnings are paid under the VSP. Participants may change their investment options at any time by submitting a change form to the plan administrator. The table below shows the funds available in the VSP and the annual return of each for the calendar year ended December 31, 2010:

Fund	2010 Return

Fidelity Retirement Money Market Fund	0.02%
Vanguard Total Bond Index Institutional Shares	6.58%
PIMCO Total Return Fund – Administrative Class	8.56%
CRM Small Cap Value Fund – Institutional Class	28.64%
CRM Mid Cap Value Fund – Institutional Class	18.88%
Dodge & Cox Stock Fund	13.49%
Fidelity Low-Priced Stock Fund	20.70%
Fidelity Spartan Extended Market Index Fund – Investor Class	28.58%
Fidelity Fund	14.55%
Spartan 500 Index Fund – Investor Class	14.98%
Franklin Flex Cap Growth Fund – Class A	16.28%
Harbor International Fund – Investor Class	11.57%
Spartan International Index Fund	7.70%
Vanguard Target Retirement Income Fund	9.39%
Vanguard Target Retirement 2005 Fund	9.71%
Vanguard Target Retirement 2010 Fund	11.43%
Vanguard Target Retirement 2015 Fund	12.47%
Vanguard Target Retirement 2020 Fund	13.12%
Vanguard Target Retirement 2025 Fund	13.84%
Vanguard Target Retirement 2030 Fund	14.43%
Vanguard Target Retirement 2035 Fund	15.14%
Vanguard Target Retirement 2040 Fund	15.17%
Vanguard Target Retirement 2045 Fund	15.19%
Vanguard Target Retirement 2050 Fund	15.20%

As required by Section 409A of the IRC, elections to defer salary must be made prior to the end of the year preceding the year the salary was earned. Elections to defer incentive payments under the VSP must be made no later than six months prior to the end of the designated performance period.

Withdrawal elections must be made in conjunction with the deferral election. A participant’s withdrawal election must specify a payment date, which may be (i) a specified date at least one year following the election date described in the preceding paragraph, (ii) the participant’s separation date, or (iii) a specified anniversary of the participant’s separation. A participant may elect to receive a distribution in a lump sum or in installments. In some circumstances, a participant will be required to receive a lump sum payment. Post-2004 deferrals payable upon a participant’s separation from service will be delayed six months if the participant constitutes a specified employee under Section 409A of the IRC. Changes to withdrawal elections for post-2004 deferrals must be made at least 12 months prior to the initial elected payment date and must defer the new initial payment date at least five years. Changes to withdrawal elections for pre-2005 deferrals must be filed at least 12 months prior to the initial elected payment date, and the new start date must be at least 12 months from the date the change election was filed. For pre-2005 deferrals, participants are eligible for an in-service withdrawal of their vested balance. If such a withdrawal is requested, an amount equal to 10% of the withdrawn amount is forfeited and participation in the plan is suspended until the first enrollment period following the one-year anniversary of the withdrawal. There are no in-service withdrawals allowed for post-2004 deferrals, except that hardship withdrawals are available to participants in order to satisfy a severe financial hardship plus the amounts anticipated to pay taxes on the withdrawal amount. The term “severe financial hardship” generally means an unforeseeable event resulting from a sudden and unexplained illness or accident experienced by the participant or his or her dependents, and/or the loss of property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control. If a participant takes a hardship withdrawal, the participant’s participation in the plan will be suspended until the first enrollment period following the one-year anniversary of the withdrawal.

Pre-2005 deferrals are defined as employee contributions and company match that were deferred prior to and vested as of December 31, 2004.

Post-2004 deferrals are defined as employee contributions and company match that were deferred after December 31, 2004 or company match that was not vested as of December 31, 2004.

In the event of a change in control of the Company, as defined in the VSP, all contributions, company match and earnings on each will be distributed as a lump sum as soon as administratively possible, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC.

RSUs. The vesting and settlement terms applicable to RSUs are described previously in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table – Stock Awards under the 2005 Ownership Incentive Plan” section and in footnote (2) to the “Outstanding Equity Awards at 2010 Fiscal Year-End Table.” As described therein, participants who reach early retirement eligibility (age 55 with 10 years of service) vest in a pro rata number of RSUs based on the number of whole months since the award grant date, if a minimum of twelve months have elapsed since the award grant date. The remaining shares subject to the RSUs will continue to vest with respect to 1/60 of the total number of shares subject to the award each month through the participant’s actual early retirement date. Settlement of such vested RSUs will occur on the earlier of the fifth anniversary of the award date or the date a participant experiences a qualifying termination from employment with the Company, except where payment must be delayed for six months for key employees as required by Section 409A of the IRC.

Potential Payments Upon Termination or Change in Control

The Company does not have any employment contracts with the Chief Executive Officer or with any of the other Named Executive Officers. The Company also does not have any severance or change in control arrangements with the Named Executive Officers other than the applicable termination and change in control provisions contained within the various arrangements discussed elsewhere in this proxy statement. These termination and change in control provisions are described below. All payments are assumed to be made in accordance with the six-month delay for key employees as required by Section 409A of the IRC where applicable.

Payments Made Upon Termination. Regardless of the manner in which a Named Executive Officer’s employment with the Company terminates, the officer is entitled to receive compensation and other benefits earned during the term of his or her employment, including the following:

•                  Accrued vacation (see the table on page 54 for values);

•                  Monthly DSA benefit earned as of the termination date (see the “2010 Pension Benefits” section for lump sum value as of December 31, 2010);

•                  Company match account under VSP becomes 100% vested (see the “2010 Non-Qualified Deferred Compensation” section for values);

•                  Executive medical coverage, if the officer is already eligible for early retirement at the time of termination, with the officer responsible for paying a monthly premium amount equal to the current COBRA rate until age 60. Effective January 1, 2011, all retirees will be responsible for paying a monthly premium (see the table on page 54 for values);

•                  Pension earned as of the termination date (see the “2010 Pension Benefits” section for values); and

•                  SBP earned as of the SBP freeze date (see the “2010 Pension Benefits” section for values).

Payments Made Upon Early Retirement. In the event of a Named Executive Officer’s termination due to his or her early retirement, the officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section. Early retirement is generally defined as termination of employment after reaching at least age 55 with ten years of service.

•                  Vesting of a pro rata number of shares of restricted stock and RSUs based on the number of whole months elapsed since the award date if there has elapsed a minimum of twelve months since the award date. As described above, Named Executive Officers are taxed monthly on a pro rata portion of their restricted stock award after they meet early retirement eligibility requirements; therefore, no value is reported in the below table upon early retirement for the Named Executive Officers who are already eligible for early retirement (see the table on page 54 for values);

•                  Executive medical coverage, with the officer responsible for paying a monthly premium amount equal to the then current COBRA rate until age 60. Effective January 1, 2011, all retirees will be responsible for paying a monthly premium (see the table on page 54 for values); and

•                  A pro rata benefit under the C-LTIP, if participating, and under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period if he or she has completed a minimum of (a) 12 months in the measurement period under the C-LTIP or (b) 90 days in the measurement period under the Annual Incentive Plan. Ms. McReynolds, Mr. Morton, Mr. Slagle and Mr. Newcity are the only Named Executive Officers that participate in the C-LTIP as of December 31, 2010 (see the “Summary Compensation Table” for Annual Incentive Plan payments and C-LTIP accruals).

Payments Made Upon Normal Retirement, Death or Disability. In the event of a Named Executive Officer’s termination due to his or her normal retirement, death or disability, the officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section. Under the Company’s plans, normal retirement is generally defined as termination of employment on or after attaining age 65 and disability is generally determined to have occurred if the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.

•                  Immediate vesting of all unvested shares of restricted stock and RSUs (see the table on page 54 for values of restricted stock and RSUs related to accelerated vesting);

•                  Executive medical coverage (see table on page 54 for values);

•                  100% vesting in the DSA benefit which is paid monthly over 120 months. 100% vesting upon Normal Retirement only applies to Mr. Kemp who is the only Named Executive Officer actively participating in the DSA (see table on page 54 for value related to accelerated vesting of benefit); and

•                  A pro rata benefit under the C-LTIP, if participating, and under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period, if he or she has completed a minimum of (a) 12 months in the measurement period under the C-LTIP or (b) 90 days in the measurement period under the Annual Incentive Plan (see the “Summary Compensation Table” for Annual Incentive Plan payments and C-LTIP accruals).

Payments Made Upon a Change in Control. In the event of a change in control of the Company, the Named Executive Officer will be entitled to the following:

•                  Company match account under VSP becomes 100% vested and the VSP account balance is paid as a lump sum (see the “2010 Non-Qualified Deferred Compensation” section for values); and

•                  A pro rata benefit under the Annual Incentive Plan based on the number of months of participation in the applicable measurement period equal to the greater of 100% of their salary factor or the actual award earned during the measurement period (see the “Summary Compensation Table” for Annual Incentive Plan payments); and

•                  For the 2010-2012 C-LTIP, a pro rata benefit, based on the number of months of participation in the applicable measurement period equal to the greater of 100% of their salary factor or the actual award earned during the measurement period. Under the terms of their agreement to switch from the SBP and DSA to the C-LTIP, upon a change in control, Ms. McReynolds, Mr. Morton and Mr. Slagle will receive a change in control benefit under the C-LTIP equal to the C-LTIP change in control benefit in excess of the DSA change in control benefit, if any (see the table on page 54 for C-LTIP values, if any).

“Change in Control” under the Company’s plans is generally defined as the earliest date on which any of the following events shall occur: (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the approval by shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing thirty percent (30%) (or, for awards granted prior to 2005, thirty-five percent (35%)) or more of the total voting power represented by the Company’s then outstanding voting securities; or (iv) the replacement of a majority of the Board of Directors during a 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election. Notwithstanding any other provision of the plans to the contrary, with respect to post-2004 deferrals or earnings under any deferred compensation plan, distributions shall only be made upon the occurrence of Change in Control that qualifies as either a “change in the ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the IRC.

Payments Made Upon Termination After a Change in Control. In the event of a Named Executive Officer’s termination following a change in control of the Company, the Named Executive Officer will be entitled to the following, in addition to the items identified in the above “Payments Made Upon Termination” section:

•                  If termination of the Named Executive Officer occurs within 24 months of the change in control for “Good Reason” or without “Cause” as defined in the restricted stock and RSU agreements, shares of restricted stock and RSUs become fully vested as of the termination date (see the table on page 54 for restricted stock and RSU values related to accelerated vesting);

•                  If termination of the Named Executive Officer occurs within 36 months of the change in control for benefits accrued and vested prior to 2005 and within 24 months of the change in control for benefits accrued and vested after 2004, the officer becomes 100% vested in the DSA benefit and the benefit is distributed as a lump sum (see the “2010 Pension Benefits” section for values); and

•                  For the 2008-2010 C-LTIP and 2009-2011 C-LTIP, if termination of the Named Executive Officer occurs within 24 months of the change in control for “Good Reason” or without “Cause” as defined in the plan, the participating officer is entitled to a pro rata benefit, based on the number of months of participation in the applicable measurement period equal to the greater of 100% of their salary factor or the actual award earned during the measurement period. Under the terms of her agreement to switch from the SBP and DSA to the C-LTIP, upon a change in control, Ms. McReynolds will receive a change in control benefit under the C-LTIP equal to the C-LTIP change in control benefit in excess of the DSA change in control benefit, if any (see the table on page 54 for C-LTIP values, if any).

“Good Reason” under the Company’s arrangements is defined as (i) any material and adverse reduction in the Named Executive Officer’s title, duties or responsibilities; (ii) a reduction in the Named Executive Officer’s base salary or employee benefits (including reducing the Named Executive Officer’s level of participation or bonus award opportunity in the Company’s incentive compensation plans); or (iii) a relocation of the Named Executive Officer’s principal place of employment of more than 50 miles without the prior consent of the Named Executive Officer.

“Cause” under the Company’s arrangements is defined as a (i) Named Executive Officer’s gross misconduct or fraud in the performance of a Named Executive Officer’s duties to the Company or any subsidiary; (ii) Named Executive Officer’s conviction or guilty plea or plea of no contest with respect to any felony or act of moral turpitude; (iii) Named Executive Officer engaging in any material act of theft or material misappropriation of Company property; or (iv) Named Executive Officer’s breach of the Company’s Code of Conduct as such code may be revised from time to time.

Generally, these change in control provisions provide that no accelerated benefit will be paid if it would constitute an excess parachute payment under IRC Section 280G. As of December 31, 2010, there are no Named Executive Officers who receive payments that would constitute excess parachute payments under IRC Section 280G upon a change in control of the Company.

Restrictive Covenants. Under the DSA, no unpaid benefit will be paid if the Named Executive Officer is discharged for wrongful conduct injurious to the Company, if the Named Executive Officer shall disclose confidential information relating to the Company or if the Named Executive Officer becomes employed or renders service to any competitor of the Company. Under the C-LTIP, Restricted Stock and Restricted Stock Unit Award Agreements, if the Compensation Committee determines that the recipient has committed an “Act of Misconduct,” as defined in the 2005 Ownership Incentive Plan, the Compensation Committee may suspend the recipient’s rights to vest in any restricted stock, RSU or C-LTIP awards outstanding and forfeit any vested but not yet paid awards. The Executive Medical Policy provides that coverage will be forfeited if the Named Executive Officer becomes an employee, consultant or has an ownership interest in any competitor of the Company.

The Company also has a policy for the “clawback” of any bonus or incentive compensation awarded to any officer, including a Named Executive Officer, whose misconduct contributed to the Company being required to restate its financial statements. Under the terms of the policy, the Board will require reimbursement of any bonus or incentive compensation awarded or effect the cancellation of unvested restricted stock or RSU awards previously granted to the Named Executive Officer under certain scenarios which are described in the CD&A.

An “Act of Misconduct” has been committed under the Company’s arrangements if the Compensation Committee, the Chief Executive Officer, or any other person designated by the Compensation Committee determines a Named Executive Officer has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any subsidiary, breach of fiduciary duty, violation of Company ethics policy or Code of Conduct, deliberate disregard of Company or subsidiary rules, or if a participant makes an unauthorized disclosure of any Company or subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or subsidiary customer to breach a contract with the Company or any subsidiary or to cease doing business with the Company or any subsidiary, or induces any principal for whom the Company or any subsidiary acts as agent to terminate such agency relationship.

The following table reflects compensation payable to each Named Executive Officer under various employment termination events. The amounts shown below assume that each Named Executive Officer terminated employment with the Company effective December 31, 2010, and estimates the value to the Named Executive Officer as a result of each triggering event. The accelerated benefit amount payable to each Named Executive Officer as a result of termination, early retirement, normal retirement, death, disability, or change in control of the Company is shown in the table below.

See the “2010 Pension Benefits” section of this proxy for benefits payable under the Pension Plan and SBP. Benefits payable under the VSP are located in the “2010 Non-Qualified Deferred Compensation” table. Annual Incentive Compensation awards are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation table.

Name	Benefit	General Termination	Early Retirement	Normal Retirement	Death	Disability	Change in Control	Termination Without Cause or Resignation for Good Reason After Change in Control
Judy R. McReynolds	Restricted Stock(1) RSUs(2) Executive Medical(3) Accrued Vacation(4) DSA(5) C-LTIP(6) Annual Incentive Plan(7) Total(8)	$ – – – 25,962 – – – 25,962	$ 117,714 232,878 323,242 25,962 – – – 699,796	$ 126,132 871,956 163,102 25,962 – – – 1,187,152	$ 126,132 871,956 305,225 25,962 – – – 1,329,275	$ 126,132 871,956 584,813 25,962 – – – 1,608,863	$ – – – – – 85,966 127,201 213,167	$ 126,132 871,956 – 25,962 442,576 – – 1,466,626
Wesley B. Kemp(9)	Restricted Stock(1) RSUs(2) Executive Medical(3) Accrued Vacation(4) DSA(5) Annual Incentive Plan(7) Total(8)	– – 196,312 38,462 – – 234,774	– – 196,312 38,462 – – 234,774	8,418 576,944 196,312 38,462 264,028 – 1,084,164	8,418 576,944 122,709 38,462 264,028 – 1,010,561	8,418 576,944 212,238 38,462 264,028 – 1,100,090	– – – – – 101,880 101,880	8,418 576,944 – 38,462 253,783 – 877,607
J. Lavon Morton(9)	Restricted Stock(1) RSUs(2) Executive Medical(3) Accrued Vacation(4) DSA(5) C-LTIP(6) Annual Incentive Plan(7) Total(8)	– – 366,152 15,865 – – – 382,017	– – 366,152 15,865 – – – 382,017	7,321 430,850 207,431 15,865 – – – 661,467	7,321 430,850 322,235 15,865 – – – 776,271	7,321 430,850 468,284 15,865 – – – 922,320	– – – – – – 63,162 63,162	7,321 430,850 – 15,865 355,189 – – 809,225
Roy M. Slagle(9)	Restricted Stock(1) RSUs(2) Executive Medical(3) Accrued Vacation(4) DSA(5) C-LTIP(6) Annual Incentive Plan(7) Total(8)	– – 377,455 26,442 – – – 403,897	– – 377,455 26,442 – – – 403,897	8,418 458,106 207,431 26,442 – – – 700,397	8,418 458,106 310,522 26,442 – – – 803,488	8,418 458,106 491,138 26,442 – – – 984,104	– – – – – – 62,789 62,789	8,418 458,106 – 26,442 174,476 – – 667,442
Michael E. Newcity	Restricted Stock(1) RSUs(2) Executive Medical(3) Accrued Vacation(4) C-LTIP(6) Annual Incentive Plan(7) Total(8)	– – – 19,231 – – 19,231	16,644 32,657 363,220 19,231 – – 431,752	17,823 271,458 207,431 19,231 – – 515,943	17,823 271,458 361,395 19,231 – – 669,907	17,823 271,458 725,569 19,231 – – 1,034,081	– – – – 26,736 39,461 66,197	17,823 271,458 – 19,231 – – 308,512
Donald W. Pearson	Restricted Stock(1) RSUs(2) Executive Medical(3) Accrued Vacation(4) Annual Incentive Plan(7) Total(8)	– – – 16,346 – 16,346	16,644 32,657 363,220 16,346 – 428,867	17,823 161,778 207,431 16,346 – 403,378	17,823 161,778 235,779 16,346 – 431,726	17,823 161,778 462,798 16,346 – 658,745	– – – – 23,028 23,028	17,823 161,778 – 16,346 – 195,947

(1)                  The restricted stock value is calculated using the closing market price of the Company’s Common Stock on December 31, 2010 ($27.42) multiplied by the number of the Named Executive Officer’s restricted stock shares vesting as a result of the applicable triggering event.

(2)                  The RSU value is calculated using the closing market price of the Company’s Common Stock on December 31, 2010 ($27.42) multiplied by the number of the Named Executive Officer’s RSUs vesting as a result of the applicable triggering event.

(3)                  The executive medical value is based on the accumulated benefit obligation for the Named Executive Officer as of December 31, 2010 using the same assumptions as used by the Company for financial reporting purposes except the Named Executive Officer’s actual age at December 31, 2010 for the applicable triggering events.

(4)                  The accrued vacation value is based on the Named Executive Officer’s actual earned weeks of vacation and base salary rate as of December 31, 2010.

(5)                  The DSA value is equal to the accelerated benefit value as a result of the applicable triggering event. This value is based on the difference in the present value of the 120 monthly payments assuming the applicable triggering event occurred on December 31, 2010 less the actual DSA benefit accrued as of December 31, 2010. An interest rate of 6% was used to value the stream of payments upon normal retirement, death or disability. An interest rate of 6.22% was used to value the stream of payments upon a change in control as provided under the terms of the DSA.

(6)                  The C-LTIP value is equal to the accelerated benefit based on the prorated benefit accrued under the C-LTIP plan assuming the applicable triggering event. See the “Payments Made Upon Termination After a Change in Control” section above for additional information. For C-LTIP participants with a frozen DSA, the C-LTIP Change in Control value is equal to the C-LTIP Change in Control value in excess of the DSA Change in Control value, if any.

(7)                  The Annual Incentive Plan change in control value is equal to the difference in the Annual Incentive amount earned as of December 31, 2010, and the Annual Incentive amount earned if the performance factor earned resulted in a benefit equal to 100% of the officer’s incentive award salary factor.

(8)                Totals represent aggregate amounts reflected in the table payable upon each termination event as indicated above. These totals do not include benefits payable under the Pension Plan or SBP (which are reported above in the “2010 Pension Benefits” section) or the VSP (which are reported in the “2010 Non-Qualified Deferred Compensation” table).

(9)                Messrs. Kemp, Morton and Slagle already qualify for early retirement provisions (age 55 with 10 years of service) as of December 31, 2010; therefore, the amounts provided for voluntary termination are the same as for early retirement.

Certain Transactions and Relationships

The Company’s Directors and executive officers did not have any “related person transactions” in 2010 and there are no currently proposed “related person transactions.” “Related person transaction” is defined as any related person transaction required to be disclosed pursuant to SEC Regulation S-K, Item 404. For additional information, see the Audit Committee section under “Governance of the Company.”

The Company has entered into the following agreements in prior years:

Indemnification Agreements. The Company has entered into indemnification agreements with the members of its Board of Directors. Under these agreements, the Company is obligated to indemnify its directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. The Company believes that these agreements are helpful in attracting and retaining qualified directors. The Company’s Restated Certificate of Incorporation, as amended, and Third Amended and Restated Bylaws also provide for indemnification of the Company’s officers and Directors to the fullest extent permitted by the Delaware General Corporation Law.

Stockholders’ Agreement. Pursuant to the terms of the Stockholders’ Agreement entered into in 1988 between the Company and Robert A. Young III, the Company has agreed that it will offer Mr. Young the right to include shares of the Company’s Common Stock he owns in certain registration statements filed by the Company (the “Piggy-back Rights”). Mr. Young is the Company’s Chairman of the Board and until his retirement in January 2006 was the Company’s Chief Executive Officer.

Under the Stockholders’ Agreement, the Company will indemnify Mr. Young for securities law liabilities in connection with any such offering, other than liabilities resulting from information furnished in writing by Mr. Young. The Company is obligated to pay all expenses incurred in connection with the registration of shares of Company Common Stock in connection with the Piggy-back Rights, excluding underwriters’ discounts and commissions.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers, Directors and persons who own more than 10% of a registered class of the Company’s equity securities are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership with the SEC. The SEC’s rules require such person to furnish the Company with copies of all Section 16(a) reports that are filed on their behalf. Based on a review of the reports submitted to the Company, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2010.

The Company has not received any information from 10% stockholders indicating that they have not complied with filing requirements.

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of Messrs. Allardyce, Edelstein and Zakon. The Nominating/Corporate Governance Committee has determined that each member of the Audit Committee meets applicable SEC and NASDAQ independence standards for Audit Committee members.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the assessment and report of management on the effectiveness of the Company’s internal control over financial reporting, which was performed by management using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm (“Accounting Firm”) its attestation report on the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with the Company’s Accounting Firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the Accounting Firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s Accounting Firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Accounting Firm’s communications with the Audit Committee concerning independence and has discussed with the Accounting Firm its independence from management and the Company, including the matters in the written disclosures, and considered the compatibility of nonaudit services with the Accounting Firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the Accounting Firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the Accounting Firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s Accounting Firm.

Audit Committee

Fred A. Allardyce, Chair
Frank Edelstein
Alan J. Zakon

The Audit Committee Charter, adopted by the Board of Directors for the Audit Committee on April 19, 2000 and most recently revised on January 26, 2011, is posted in the Corporate Governance section of the Company Web site, www.arkbest.com.

Proposal II. Ratification of Appointment of

Independent Registered Public Accounting Firm

The Board of Directors recommends a vote “FOR” Proposal II.

The firm of Ernst & Young LLP served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2010. The Audit Committee has appointed that firm to continue in that capacity for fiscal year 2011, subject to the Audit Committee’s approval of an engagement agreement and related service fees, and recommends that a resolution be presented to the stockholders at the 2011 Annual Meeting to ratify that appointment.

In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will appoint another independent registered public accounting firm as auditors. Representatives of Ernst & Young LLP will attend the 2011 Annual Meeting. They will have the opportunity to make a statement and respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

In connection with the audit of the 2010 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

The following is a summary of the fees billed to the Company by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2010 and December 31, 2009:

Fee Category	2010 Fees	2009 Fees

Audit Fees	$730,000	$776,250
Audit-Related Fees	–	–
Tax Fees	14,123	14,496
All Other Fees	1,995	1,995

Total Fees	$746,118	$792,741

Audit Fees. Consists of fees billed for professional services rendered for the integrated audit of the Company’s consolidated financial statements and internal control over financial reporting and quarterly reviews of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. These services also include accounting consultations related to the impact of changes in rules or standards.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. Consists of fees billed for professional services for tax compliance and tax consulting. These services include assistance regarding federal, state and international tax compliance.

All Other Fees. Consists of fees for online technical accounting research materials.

Audit Committee Pre-Approval of Audit and

Permissible Non-Audit Services of Independent

Registered Public Accounting Firm

The Audit Committee, under the responsibilities and duties outlined in its charter, is to pre-approve all audit and nonaudit services provided by the Company’s independent registered public accounting firm (“Accounting Firm”). These services may include audit services, audit-related services, tax services and other services as allowed by law or regulation. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specifically approved amount. The Accounting Firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the Accounting Firm in accordance with this pre-approval and the fees incurred to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee, or the Audit Committee Chair under authority of the Audit Committee, pre-approved 100% of the Company’s 2009 and 2010 audit fees, audit-related fees, tax fees and all other fees.

Proposal III. Advisory Vote on Executive Compensation

The Board of Directors recommends a vote “FOR” Proposal III.

Congress recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act, which added new Section 14A to the Securities Exchange Act of 1934 (“Section 14A”). Section 14A requires, among other things, that we include in this proxy statement a separate nonbinding advisory stockholder vote on the compensation of our Named Executive Officers as described in this proxy statement (commonly referred to as “Say on Pay”), and gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officer. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. To that end, the Board of Directors has submitted the following resolution to be voted on by our stockholders at the Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Proxy Statement for Arkansas Best Corporation’s 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure.

The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Compensation Discussion & Analysis” (“CD&A”) section of this proxy statement, the Compensation Committee is responsible for establishing, implementing and monitoring adherence with our executive compensation policy. One of the objectives of the Compensation Committee is that the total compensation paid to our executive officers is fair, reasonable and competitive. In particular, the Compensation Committee believes executive officer compensation should provide competitive base salaries and benefits to attract and retain superior employees and provide short- and long-term incentive compensation to incentivize executive officers to attain, and to reward executive officers for attaining, established financial goals that are consistent with increasing stockholder value. We aim to foster a pay-for-performance culture with a substantial portion of total compensation being tied to and varying with our financial, operating and strategic performance. The Compensation Committee has a strong focus on paying for performance, with targeted incentive compensation for our Named Executive Officers participating in the C-LTIP being from 36% to 46% of their total compensation on an annualized basis. In addition, the Compensation Committee seeks to align executives’ long-term interests with the interests of our stockholders. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the Named

Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal III, we encourage you to carefully review the CD&A and “Executive Compensation” sections of this proxy statement for a detailed discussion of our executive compensation program, including the more detailed information about our compensation philosophy and objectives and the past compensation of the Named Executive Officers.

As an advisory vote, Proposal III is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee, or require the Board or the Compensation Committee to take any action. Although the vote is nonbinding, the Board and the Compensation Committee value the opinions of our stockholders and intend to consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary in the future to address those concerns.

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement.

Proposal IV.  Advisory Vote on the Frequency of Holding Future

Advisory Votes on Executive Compensation

The Board of Directors recommends a vote for a frequency of “ONE YEAR” for Proposal IV.

Section 14A also requires that we provide our stockholders with the opportunity to indicate how frequently we should seek an advisory vote on the compensation of the Named Executive Officers, such as Proposal III included in this proxy statement. The vote on this Proposal IV is being presented to our stockholders in a manner that permits them to vote in the alternative for holding a vote on the compensation of our Named Executive Officers every year, every two years or every three years. Stockholders also have the opportunity to abstain from voting on this Proposal IV. After careful consideration, the Board has determined that an advisory vote on the compensation of our Named Executive Officers that occurs every year (an annual vote) is the most appropriate alternative for the Company, and therefore, the Board recommends that you support a frequency period of every year for the advisory vote on the compensation of our Named Executive Officers. The Board based this determination on a number of considerations, including the following:

•                  An annual advisory vote provides the highest level of accountability to our stockholders.

•                  An annual advisory vote facilitates direct communication between stockholders and the Company by enabling the say-on-pay vote to correspond to the majority of information presented in the accompanying proxy statement.

To that end, the Board of Directors has submitted the following resolution to be voted on by our stockholders at the Annual Meeting:

RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Arkansas Best Corporation is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion & Analysis, the Summary Compensation Table, and the other related tables and narrative disclosure).

Although the vote on this Proposal IV is nonbinding, the Board intends to implement the voting frequency which receives the largest number of affirmative votes at the Annual Meeting.

The Board of Directors recommends that stockholders vote for a frequency of “ONE YEAR” for future nonbinding stockholder votes on compensation of the Named Executive Officers.

Other Matters

The Board does not know of any matters that will be presented for action at the 2011 Annual Meeting other than those described above and matters incident to the conduct of the meeting. If, however, any other matters not presently known to management should come before the 2011 Annual Meeting, it is intended that the shares represented by the accompanying proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

Cost of Solicitation

Proxies may be solicited by Directors, officers or employees of the Company or its subsidiaries in person, by telephone, telegram or other means. However, no payment will be made to any of them for their solicitation activities. The costs of solicitation, including the standard charges and expenses of banks, brokerage houses, other institutions, nominees and fiduciaries for preparing, assembling and forwarding proxy materials to and obtaining proxies from beneficial owners of shares held of record by such persons, will be borne by the Company.

Stockholder Communication with the Board

Arkansas Best Corporation stockholders may communicate with the Company’s Board of Directors, or any individual member of the Board, by sending the communication as follows:

Board of Directors (or Individual Member’s Name)

c/o Corporate Secretary

Arkansas Best Corporation

P.O. Box 10048

Fort Smith, AR 72917-0048

Communications addressed to the Board will be sent to the Chairman of the Board of Directors.

All communications to the Board, or an individual member, will be opened and reviewed by the Corporate Secretary prior to forwarding to the Board or individual member of the Board. This review will facilitate a timely review of any matters contained in the communication if, for any reason, the Board member is unavailable to timely review the communication.

Procedure for Submitting Stockholder Proposals for

2012 Annual Meeting

Pursuant to SEC Rule 14a-8, stockholder proposals submitted for next year’s proxy statement must be received by the Company no later than the close of business on November 12, 2011 to be considered. Proposals should be addressed to Corporate Secretary, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048. In order to prevent controversy about the date of receipt of a proposal, the Company strongly recommends that any stockholder wishing to present a proposal submit the proposal by certified mail, return receipt requested.

Any stockholder entitled to vote at the 2012 Annual Meeting and intending to introduce at the 2012 Annual Meeting any business (aside from a stockholder proposal under SEC Rule 14a-8) must submit a written notice (“stockholder notice”) to the Company, in accordance with the procedures set forth in the Company’s bylaws. Such stockholder notice must be received by the Corporate Secretary of the Company at the address above not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting of stockholders. Such stockholder notices introducing business must set forth as to each matter the stockholder proposes to bring before the Annual Meeting certain information specified in the bylaws including, among other things: (1) as to the stockholder giving the notice and any beneficial owner, if any, on whose behalf the proposal is made (a) the name and address, including business address and telephone number, of such persons, (b) the class and number of shares of the Company which are owned beneficially and of record by such persons, (c) any option, warrant or other derivative security owned by such persons, (d) any agreement pursuant to which such persons have the right to vote any shares of the Company, (e) any other information relating to such persons required to be disclosed in a proxy statement in connection with the solicitation of proxies for the proposal, and (f) a description of all material agreements and understandings between such persons and any other person in connection with the proposal of such business by the stockholder; (2) a brief description of the business desired to be brought before the meeting, including the exact text of any proposal to be presented for adoption; and (3) the reasons for conducting such business at the meeting. For information regarding the required information in the stockholder notice, contact the Corporate Secretary’s office at info@arkbest.com or by telephone 479-785-6000.

General Matters

Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K filed with the SEC (including financial statements and schedules thereto) for the fiscal year ended December 31, 2010, without charge. Written requests should be directed to: David Humphrey, Vice President–Investor Relations and Corporate Communications, Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048.

Certain stockholders sharing an address may have received only one copy of this Proxy Statement and the Annual Report on Form 10-K. The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and the Annual Report to a stockholder at a shared address to which only a single copy of such documents was delivered. Separate copies may be requested by contacting your broker, bank or other holder of record or by contacting the Company at the following address or telephone number:

Arkansas Best Corporation

Attention: Vice President–Investor Relations

and Corporate Communications

P.O. Box 10048

Fort Smith, AR 72917-0048

Telephone: 479-785-6000

If you want to receive separate copies of the Company’s Annual Report on Form 10-K and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you can make these requests through the following sources:

Stockholders of record should contact the Company’s Corporate Secretary in writing at Arkansas Best Corporation, P.O. Box 10048, Fort Smith, AR 72917-0048 or by telephone at 479-785-6000.

Stockholders who are beneficial owners should contact their bank, broker or other nominee record holder or contact Broadridge in writing at Broadridge, Attention: Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 800-542-1061.

Your vote is important. Whether or not you plan to attend the meeting, we hope you will vote promptly: by Internet, by telephone or by signing, dating and returning the enclosed proxy card.

Fort Smith, Arkansas	MICHAEL R. JOHNS
Date: February 25, 2011	Secretary

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COMPANY # TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/abfs Use the Internet to vote your proxy until 12:00 p.m. (CDT) on April 20, 2011. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CDT) on April 20, 2011. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 The Board of Directors Recommends a Vote FOR Items I, II, III and “ONE YEAR” on Item IV. I. Election of 01 John W. Alden 04 Judy R. McReynolds ¦ Vote FOR ¦ Vote WITHHELD Directors: 02 Frank Edelstein 05 Robert A. Young III all nominees from all nominees 03 William M. Legg (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) II. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011. ¦ For ¦ Against ¦ Abstain III. To approve, on an advisory basis, the compensation of the Company’s named executive officers. ¦ For ¦ Against ¦ Abstain IV. To approve, on an advisory basis, the frequency of holding future advisory votes on the compensation of the Company’s named executive officers. ¦ 1 Year ¦ 2 Years ¦ 3 Years ¦ Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS I, II, III AND “ONE YEAR” ON PROPOSAL IV. Address Change? Mark Box ¦ Indicate changes below: Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Please detach here

ARKANSAS BEST CORPORATION 3801 Old Greenwood Road Fort Smith, Arkansas 72903 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 21, 2011. Each of Michael R. Johns and Judy R. McReynolds, with the power of substitution and revocation, is hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Arkansas Best Corporation to be held at 3801 Old Greenwood Road, Fort Smith, Arkansas 72903, at 8:00 a.m. CDT on Thursday, April 21, 2011, and at any adjournments or postponements of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting. You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR Proposals I, II, III and “ONE YEAR” on Proposal IV. The proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof. Any Proxy, when properly granted, will be voted in the manner directed and will authorize the proxies to take any action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. See reverse for voting instructions. ARKANSAS BEST CORPORATION ANNUAL MEETING OF STOCKHOLDERS Thursday, April 21, 2011 8:00 a.m. CDT 3801 Old Greenwood Road Fort Smith, Arkansas 72903 110922